UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

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Electronic Arts Inc. Notice of 2020 Annual Meeting of Stockholders
DATE: August 6, 2020
TIME: 2:00 p.m. (Pacific)
PLACE: ELECTRONIC ARTS’ HEADQUARTERS
Building 250*
209 Redwood Shores Parkway
Redwood City, CA 94065
* Please note: Building 250 is located on the headquarters’ campus at 250 Shoreline Drive. We intend to hold our annual meeting in person. However, the health and safety of our stockholders are important to us and as part of our precautions regarding the COVID-19 pandemic, we are planning for the possibility that the meeting may be held solely as a virtual meeting. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be posted on our Investor Relations website at http://ir.ea.com and filed with the SEC as additional proxy materials. If you are planning to attend our meeting, please check our website in the days leading up to the meeting date.

MATTERS TO BE VOTED UPON:
Agenda Item		Board of Directors Recommendation
1.	The election of nine members of the Board of Directors to hold office for a one-year term.	FOR ALL
2.	Advisory vote to approve named executive officer compensation.	FOR
3.	Ratification of the appointment of KPMG LLP as our independent public registered accounting firm for the fiscal year ending March 31, 2021.	FOR
4.	To consider and vote upon a stockholder proposal, if properly presented at the Annual Meeting, on whether to allow stockholders to act by written consent.	AGAINST
5.	Any other matters that may properly come before the meeting.
Any action on the items of business described above may be considered at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
Stockholders of record as of the close of business on June 12, 2020 are entitled to notice of the Annual Meeting and to attend and vote at the Annual Meeting. A live audio webcast of the Annual Meeting will also be made available at http://ir.ea.com.
Your vote is important. You do not need to attend the Annual Meeting to vote if you have submitted your proxy in advance of the meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible, so that your shares may be represented at the Annual Meeting. You may vote on the Internet, by attending the Annual Meeting, by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy card or voting instruction card. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials (“Notice”) you received in the mail, the section titled “Commonly Asked Questions and Answers” beginning on page 55 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card. Please note that this Proxy Statement, as well as our Annual Report on Form 10-K (the “Annual Report”) for fiscal year ended March 31, 2020, is available at http://ir.ea.com.
By Order of the Board of Directors,

Jacob J. Schatz Executive Vice President, General Counsel and Corporate Secretary

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In this Proxy Statement, we may make forward-looking statements regarding future events or the future financial performance of the Company. We use words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “plan,” “predict,” “seek,” “goal,” “will,” “may,” “likely,” “should,” “could” (and the negative of any of these terms), “future” and similar expressions to identify forward-looking statements. In addition, any statements that refer to projections of our future financial performance, trends in our business, projections of markets relevant to our business, our response to the COVID-19 pandemic or the impact of the pandemic to our business, uncertain events and assumptions and other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are not guarantees of future performance and reflect management’s current expectations. Our actual results could differ materially from those discussed in the forward-looking statements. Please refer to the Annual Report for a discussion of important factors that could cause actual events or actual results to differ materially from those discussed in this Proxy Statement. These forward-looking statements speak only as of the date of this Proxy Statement; we assume no obligation to revise or update any forward-looking statement for any reason, except as required by law.
2020 PROXY STATEMENT SUMMARY AND HIGHLIGHTS
This summary highlights information contained in this Proxy Statement, and it is qualified in its entirety by the remainder of this Proxy Statement which was distributed and/or made available via the Internet to stockholders on or about June 19, 2020 along with the Electronic Arts Inc. Notice of 2020 Annual Meeting of Stockholders, Annual Report and form of proxy. You are encouraged to read the entire Proxy Statement carefully before voting. In this Proxy Statement, the terms “EA,” “we,” “our” and “the Company” refer to Electronic Arts Inc.
FISCAL 2020 SUMMARY OF EA’S BUSINESS
During fiscal 2020, we delivered award winning games and services to our players and saw deep player engagement. With our continued focus on execution, we generated strong financial results. During fiscal 2020, we released eight new games, including Star Wars Jedi: Fallen OrderTM, which won several awards, including the award for best adventure game at the 2020 D.I.C.E. awards, and Madden NFL 20, which was the most successful game in the 30-year history of the franchise, setting multiple records for player engagement. Our broad and deep portfolio, combined with dynamic live services for FIFA, Madden NFL, Apex LegendsTM, and The SimsTM 4, among others, drove net revenue and earnings per share above our fiscal 2020 guidance. We generated net revenue of $5.537 billion, diluted earnings per share of $10.30 (including the impact of $5.97 of one-time tax benefits), drove higher gross margins, increased our cash provided by operations, and invested in products and services for the future. In addition, during fiscal 2020 we repurchased 12.3 million shares, returning nearly $1.2 billion to stockholders.
We delivered these achievements against the background of the global challenge of the COVID-19 pandemic, which impacted our operations during the last quarter of fiscal 2020. Beginning with the impact to our Asian operations, and subsequently impacting substantially all of our global business operations, our primary focus was, and continues to be, the health and safety of our employees. We mobilized quickly to support our global workforce by enabling employees to work from home, enhancing our information technology systems to support our distributed workforce, mitigating the disruption to operations brought about by stay-at-home orders and by continuing to deliver on our objectives. During this extraordinary time, our talented and dedicated teams worked to deliver new experiences for our players, including our “Stay & Play” program, designed to bring our global gaming community together virtually during a time when physical distancing has become the norm. We are proud of the efforts that we have achieved in the rapidly evolving situation of the pandemic in maintaining business continuity, mitigating risks, and delivering for our players.
Fiscal 2020 GAAP Financial Results and Operating Highlights
•We generated $5.537 billion of net revenue and $10.30 diluted earnings per share (including the impact of $5.97 of one-time tax benefits).
•Our digital net revenue increased to $4.314 billion and represented 78% of our total net revenue.
•We delivered net income of $3.039 billion and operating cash flow of $1.797 billion.
•Operating profit margins were 26%.
•We generated net bookings for the fiscal year of $5.211 billion.
•We repurchased 12.3 million shares during fiscal 2020 for $1.2 billion.
•We launched eight major games during fiscal 2020, including FIFA 20, Madden NFL 20, NHL 20, Plants vs. Zombies: Battle for NeighborvilleTM, Need for SpeedTM Heat and Star Wars Jedi: Fallen OrderTM.

•Star Wars Jedi: Fallen OrderTM has more than 10 million unique players to date.
•FIFA 20 has more than 25 million unique players to date.
•In every quarter of fiscal 2020, monthly average players in The SimsTM 4 were higher than the comparable period in the prior year.
The financial performance, operational achievements and other fiscal year events summarized above provide context for the compensation decisions made by the Compensation Committee and Board of Directors in fiscal 2020. The Company’s executive compensation program is designed to reward our named executive officers for the achievement of Company-wide financial and operational objectives and the creation of long-term stockholder value.

EXECUTIVE COMPENSATION HIGHLIGHTS
Compensation Principles — Promoting Pay-for-Performance
The design of our compensation program is guided by a compensation philosophy based on three core principles intended to attract and retain high-performing executives and promote a pay-for-performance approach to executive compensation:
•Principle 1 — Cash Compensation: A significant portion of each NEO’s cash compensation should be at risk, based on the annual financial and operational performance of the Company, in addition to the NEO’s individual performance;
•Principle 2 — Equity Compensation: A significant portion of each NEO’s target total direct compensation should be provided in the form of long-term equity to enhance alignment between the interests of our NEOs and our stockholders and to promote long-term retention of a strong leadership team in an industry and geographic area that is highly competitive for executive talent; and
•Principle 3 — Target Total Direct Compensation: The target total direct compensation package for each NEO should be consistent with market practices for executive talent and reflect each NEO’s individual experience, responsibilities and performance.

Our executive compensation program is designed to align the interests of our executives with the interests of our stockholders.

What We Do		What We Don’t Do
☑	Incorporate both performance-based restricted stock units (“PRSUs”) and time-based restricted stock units (“RSUs”)	☒	Have a “single-trigger” change in control plan
☑	Require our executives to satisfy stock holding requirements	☒	Provide excise tax gross-ups upon a change in control
☑	Prohibit all employees and directors from engaging in hedging transactions in EA stock and prohibit executive officers and directors from pledging EA common stock	☒	Have executive employment contracts (other than as required by local jurisdictions)
☑	Conduct annual “say-on-pay” advisory votes	☒	Reprice options without stockholder approval
☑	Recover (clawback) equity compensation for misconduct in the event of a financial restatement	☒	Provide excessive perquisites
☑	Align performance-based equity vesting with stockholder interests
☑	Engage an independent compensation consultant to provide input into the Compensation Committee’s decisions
☑	Evaluate our compensation peer group at least annually to ensure ongoing relevance of each member

BOARD NOMINEES
The following table provides summary information about our director nominees, each of whom is a current director of the Company.

Name	Principal Occupation	Director Since	Independent	Committee Memberships
Mr. Leonard S. Coleman	Former President of The National League of Professional Baseball Clubs	2001	X	NG, C
Mr. Jay C. Hoag	Founding General Partner, TCV	2011	X	C (chair)
Mr. Jeffrey T. Huber	Vice Chairman, GRAIL, Inc.	2009	X	A
Mr. Lawrence F. Probst III (Chairman)	Former Chairman, United States Olympic Committee	1991	X
Ms. Talbott Roche	President and Chief Executive Officer, Blackhawk Network Holdings, Inc.	2016	X	A
Mr. Richard A. Simonson	Managing Partner, Specie Mesa L.L.C.; Former Chief Financial Officer, Sabre Corporation	2006	X	A (chair)
Mr. Luis A. Ubiñas (Lead Director*)	Former President, Ford Foundation	2010	X	NG (chair)
Ms. Heidi J. Ueberroth	President, Globicon	2017	X	C
Mr. Andrew Wilson	Chief Executive Officer, Electronic Arts Inc.	2013

* Elected by independent directors
NG: Nominating and Governance Committee
C: Compensation Committee
A: Audit Committee

BOARD DIVERSITY AND REFRESHMENT
The Board of Directors routinely assesses its composition and believes that stockholder value can be driven by a board that balances the knowledge and understanding of the Company’s business that results from long-term service with the fresh perspective and ideas driven by the addition of new members. In addition, the Board of Directors believes that complementary and diverse perspectives, whether based on business experience, diversity of gender, ethnicity, culture or other factors, contribute to the Board of Directors’ effectiveness as a whole. The Board of Directors has regularly added new members — 22% of our director nominees have served for fewer than five years — and the two most recent additions to the Board of Directors, Ms. Talbott Roche and Ms. Heidi Ueberroth, represent an increase in the Board of Directors’ gender diversity.

Director Tenure Median Tenure - 9 years Average Tenure - 11.3 years	Director Age Median Age - 57 years old Average Age - 58.3 years old

Director Diversity

* Mr. Coleman, Ms. Roche, Mr. Ubiñas, Ms. Ueberroth

CORPORATE GOVERNANCE HIGHLIGHTS AND REPORT

Board Independence
Independent director nominees	8 of 9
Independent Lead Director	Luis A. Ubiñas
Independent Board committees	All
Conflict of Interest Policy	Yes
Director Elections
Frequency of Board elections	Annual
Voting standard for uncontested elections	Majority of votes cast
Stockholder proxy access	Yes
Board Operations
Number of incumbent directors that attended at least 86% of all applicable meetings	9 of 9
Board evaluations	Annual
Committee evaluations	Annual
Director stock ownership requirement	Yes, 5x annual retainer
Chairman/CEO role	Split
Code of Conduct applies to all Board members	Yes
Stockholder Rights
Voting rights for all shares	One share, one vote
Voting rights restrictions (e.g., non-voting shares, golden shares)	None
Poison pill	No
Supermajority voting provisions	None
Right to call special meetings	Yes, 25% threshold
In-person annual stockholders’ meeting with live broadcast	Yes, absent unusual circumstances
Access to directors and officers during annual stockholders’ meeting	Yes
STOCKHOLDER OUTREACH AND SPECIAL MEETING RIGHT
In August 2019, in response to investor feedback and in consideration of the voting results at the 2019 annual meeting, we amended our Certificate of Incorporation and Bylaws to provide stockholders holding 25% or more of our shares with the right to call a special meeting of stockholders. As discussed below, the Nominating and Governance Committee and Board of Directors believe this right is consistent with the views of a substantial majority of our stockholders and is in EA’s best interests.
•Stockholder outreach: In connection with the 2019 annual meeting, we reached out to holders of approximately 41% of our common stock, primarily to solicit feedback regarding the adoption of a special meeting right. Our stockholders overwhelmingly supported the right for stockholders to call a special meeting generally but had divergent views regarding the threshold of outstanding stock required to exercise the special meeting right. Many of our largest stockholders expressed a preference for the 25% threshold, while some preferred a 15% or lower threshold and others expressed their support for a special meeting right but no preference with respect to any threshold 25% or lower.
•Voting results: The Nominating and Governance Committee and Board of Directors believe that the voting results at our 2019 annual meeting support the feedback we received from our investor outreach. An overwhelming majority of our stockholders – 97.70% of the votes cast and 72.86% of EA’s outstanding shares – voted in favor of the Board-supported proposal to adopt a special meeting right with a 25% threshold. In contrast, the stockholder proposal that contained a 15% threshold received substantially lower support – 57.49% of votes cast and 45.64% of EA’s outstanding shares.
The Nominating and Governance Committee and Board of Directors continue to believe that a 25% special meeting threshold is in the best interests of EA and its stockholders. In coming to that conclusion, the Nominating and Governance Committee and Board of Directors considered the results of EA’s stockholder outreach efforts detailed above and that a significantly higher percentage of EA’s stockholders voted for the Board-supported special meeting right proposal rather than the stockholder proposal at the 2019 annual meeting. They also considered that a minority of EA’s outstanding shares entitled to vote on the proposal voted in favor of the 15% threshold. The adoption of a special meeting right, or any changes to EA’s special meeting right, requires amending EA’s Certificate of Incorporation, which, under the General Corporation Law of the State of Delaware, requires the affirmative vote of a majority of EA’s outstanding shares entitled to vote on the proposal. Thus, the 15% threshold did not receive support from the requisite number of shares required to enact the right in our Certificate of Incorporation. Lastly, the Nominating and Governance Committee and Board of Directors believe that a 25% threshold sets an appropriate level that ensures a stockholder right in the event of an important, time-sensitive issue and adds to EA’s strong corporate governance practices and procedures, as summarized on page 6 of this Proxy Statement, while still adequately protecting the long-term interests of EA and its stockholders.
CORPORATE RESPONSIBILITY
People Practices. Attracting, developing and retaining the best creative and technical talent in the industry is critical to EA’s short and long-term success. We cultivate and maintain a healthy culture by:
•Providing timely feedback through meaningful one-on-one conversations between employees and their managers. These conversations are focused through our Managing for Results framework, which sets a cadence for establishing annual goals, regularly measuring progress against those goals, receiving actionable feedback and discussing career development.
•Investing in programs to develop EA’s future generation of leaders. We provide training to current and future leaders to encourage growth in support of their teams and EA. We also provide job specific development training and materials to engage and grow our employees’ capabilities, including the creation of a catalog of learning tools for Frostbite, our proprietary game engine, that can be accessed by over 2,500 game developers.
•Frequently soliciting feedback on our employees’ job satisfaction, including with respect to EA’s culture, career opportunities, compensation and benefits and management through our engagement surveys, the results of which are reviewed by executive management and shared with our employees.
•Providing a comprehensive benefits and awards package that supports the needs and lifestyles of our employees, including competitive compensation (including bonus and equity opportunities that give employees an opportunity to share in EA’s financial success), retirement benefits, paid time off, leaves of absence in connection with significant life events, on-site fitness and daycare services, and more.
Diversity and Inclusion. We believe in creating games and experiences for our global player community that reflect a diverse world. As we aim to inspire the world to play, a diverse and inclusive workforce enables us to deliver the games and experiences that inspire and delight our diverse player community. We are investing in internal and external initiatives that empower our employees, celebrate diversity and foster inclusion within EA and our communities, including employee resource groups and inclusion training courses.
Equal Pay for Equal Work. EA believes in equal pay for equal work, and we have made efforts across our global organization to promote equal pay practices. We are committed to continuing to assess pay equity and aim for equal pay for equal work across our global organization.
Sustainability. We aim to integrate environmental responsibility and sustainability into our operational and product strategies. We reduce our carbon footprint by the manner through which we bring our games and services to players and by making environmentally-conscious choices in our offices worldwide.
Our players are continuing to engage with our games and services digitally instead of purchasing disc-based products through retailers. Delivering digital games to our players does not require the manufacturing, packaging, and distribution of physical discs, which reduces our carbon footprint and the waste generated by our operations. We recognize that reliably delivering digital products and operating our increasingly digital business has increased our reliance on data centers, and the associated energy consumption. As a result, we aim to manage a significant portion of our data center usage through partners that have made a commitment to increasing the amount of renewable energy in their electricity supply.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Each of the following directors has been nominated for re-election at the Annual Meeting. As set forth below, we believe each of these directors brings a valuable and unique perspective to the Board of Directors and has the necessary experience, skills and attributes to serve on the Board of Directors and contribute to its overall effectiveness, and the Board of Directors has concluded that each is qualified to serve as a director based on the experiences, qualifications and attributes set forth below.
Leonard S. Coleman
Director since 2001
Mr. Coleman, age 71, served as Senior Advisor to Major League Baseball from 1999 until 2005 and, from 2001 to 2002, was the Chairman of ARENACO, a subsidiary of Yankees/Nets. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994 to 1999. Mr. Coleman also serves on the board of directors of Hess Corporation and Omnicom Group Inc. and has served as a director of Aramark and Avis Budget Group, Inc. during the past five years.
Mr. Coleman brings a wealth of corporate governance, public sector and international experience to the Board of Directors from his years of service on the boards of directors for numerous large, public companies and his involvement in diverse public-service organizations, as well as his extensive knowledge of the sports industry. Mr. Coleman also provides valuable insight and strategic direction into our inclusion and diversity practices and programs.
Jay C. Hoag
Director since 2011
Mr. Hoag, age 62, co-founded TCV, a leading provider of growth capital to technology companies, in 1995 and serves as its Founding General Partner. Mr. Hoag also serves on the board of directors of Netflix, Inc., Peloton Interactive, Inc., TripAdvisor, Inc. and Zillow Group, Inc. and several private companies. Mr. Hoag also serves on the Boards of Trustees of Northwestern University and Vanderbilt University, and on the Investment Advisory Board of the University of Michigan. Mr. Hoag has served as a director of TechTarget, Inc. during the past five years. Mr. Hoag holds a B.A. from Northwestern University and an M.B.A. from the University of Michigan.
As a venture capital investor, Mr. Hoag brings strategic insight and financial experience to the Board of Directors. He has evaluated, invested in and served as a board member and compensation committee member at numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience in helping companies shape and implement strategy provide the Board of Directors with useful perspectives on matters such as risk management, compensation program structure and design, corporate governance, talent selection and management.
Jeffrey T. Huber
Director since 2009
Mr. Huber, age 52, is the Vice Chairman of GRAIL, Inc., a life sciences company. Previously, Mr. Huber served as Senior Vice President of Alphabet Inc. (formerly Google Inc.), where he worked from 2003 to 2016. From 2001 to 2003, Mr. Huber served as Vice President of Architecture and Systems Development at eBay Inc. Mr. Huber has served on the board of directors of Illumina, Inc. during the past five years. Mr. Huber holds a B.S. degree in Computer Engineering from the University of Illinois and a master’s degree from Harvard University. Mr. Huber serves as a visiting scholar at Stanford University.
Mr. Huber has extensive operational and management experience at companies that apply rapidly-changing technology. Mr. Huber’s experience at Alphabet and eBay, in particular, provide background and experience, including risk management experience, with respect to consumer online companies that deploy large-scale technological infrastructure.

Lawrence F. Probst III
Director since 1991, Chairman since 1994
Mr. Probst, age 70, has been our Chairman of the Board of Directors since July 1994. He was employed by EA from 1984 to 2008, as well as from March 2013 until December 2014, serving as our Chief Executive Officer from 1991 until 2007 and as our interim Chief Executive Officer from March 2013 until September 2013. Mr. Probst served as the Chairman of the board of directors of the U.S. Olympic Committee from 2008 to 2018 and was a member of the International Olympic Committee from 2013 to 2018. Mr. Probst has served as a director of Blackhawk Network Holdings, Inc. during the past five years. Mr. Probst holds a B.S. degree from the University of Delaware.
Mr. Probst served as the Company’s Chief Executive Officer for more than 15 years and has served as the Chairman of the Board of Directors for over 25 years. Mr. Probst contributes to the Board of Directors his deep understanding of the Company’s operational and strategic business goals through his direct experience with Company as well as valuable perspective on industry-specific opportunities and challenges.
Talbott Roche
Director since June 2016
Ms. Roche, age 53, has served as Chief Executive Officer and a member of the board of directors of Blackhawk Network Holdings, Inc., a privately-held company that operates in the prepaid, gift card and payments industries, since February 2016, and as President since November 2010. Ms. Roche has held several positions at Blackhawk Network Holdings since joining in 2001, including Senior Vice President, Marketing, Product and Business Development and Assistant Vice President. Prior to joining Blackhawk Network Holdings, Ms. Roche served as a Branding Consultant and Director of New Business Development for Landor Associates, a marketing consulting firm, and held executive positions at News Corporation, a media and marketing services company. Ms. Roche served as a member of the board of directors of publicly-traded Blackhawk Network Holdings, Inc. during the past five years and has also previously served as a member of the board of directors of the Network Branded Prepaid Card Association, a trade association. Ms. Roche holds a B.A. in economics from Stanford University.
Ms. Roche brings to the Board of Directors extensive operational and management experience as well as significant corporate governance and risk management experience as the Chief Executive Officer of a global organization, including during Blackhawk Network Holdings’ time as a public company. In addition, Ms. Roche’s understanding and experience with digital commerce, marketing and consumer trends provide the Board of Directors with valuable perspective.
Richard A. Simonson
Director since 2006
Mr. Simonson, age 61, has served as Managing Partner of Specie Mesa L.L.C., an investment and advisory firm since July 2018. From July 2018 to June 2019, Mr. Simonson served as Senior Advisor to the CEO of Sabre Corporation, and from March 2013 until July 2018, Mr. Simonson was Sabre Corporation’s Executive Vice President and Chief Financial Officer. Previously, Mr. Simonson served as President, Business Operations and Chief Financial Officer of Rearden Commerce from April 2011 through May 2012. From 2001 to 2010, Mr. Simonson held a number of executive positions at Nokia Corporation, including Executive Vice President, Head of Mobile Phones and Sourcing, Chief Financial Officer, and Vice President and Head of Customer Finance. Mr. Simonson also serves as Chairman of the Executive Board of the SMU Lyle School of Engineering. Mr. Simonson has served as a director of Silver Spring Networks, Inc. during the past five years. Mr. Simonson holds a B.S. degree from the Colorado School of Mines and an M.B.A. from Wharton School of Business at the University of Pennsylvania.
Mr. Simonson brings to the Board of Directors extensive financial expertise, corporate governance and risk management experience as a former public company Chief Financial Officer. He also has extensive experience with the strategic and operational challenges of leading global companies as well as partnering with, and overseeing, relationships with independent public registered accounting firms.

Luis A. Ubiñas
Director since 2010, Lead Director since 2015
Mr. Ubiñas, age 57, served as President of the Ford Foundation from 2008 to 2013. Prior to joining the Ford Foundation, Mr. Ubiñas spent 18 years with McKinsey & Company, where he held various positions, including Senior Partner of the firm’s west coast media practice working with technology, telecommunications and media companies. Mr. Ubiñas also serves on the board of directors of Boston Private Financial Holdings, Inc., Tanger Factory Outlet Centers Inc. and on the boards of several non-profit organizations. Mr. Ubiñas has served as a director of CommerceHub, Inc. during the past five years. He holds a B.A. degree from Harvard College and an M.B.A. from Harvard Business School, is a fellow of the American Academy of Arts and Sciences and is a member of the Council on Foreign Relations.
Mr. Ubiñas has extensive experience in business management, operations and community engagement programs from his work as an investor and advisor to companies across sectors and from his years of overseeing more than $12 billion in assets and over $500 million in annual giving at the Ford Foundation. In addition, through his prior experience as a Senior Partner at McKinsey & Company, he has worked with technology, telecommunications and media companies in understanding the challenges and opportunities presented by digital distribution platforms and applications. Mr. Ubiñas has worked extensively with companies managing the transition from physical to digital distribution and business models. Mr. Ubiñas also provides valuable insight and strategic direction into our inclusion and diversity practices and programs.
Heidi J. Ueberroth
Director since 2017
Ms. Ueberroth, age 54, is the President of Globicon, a private investment and advisory firm focused on the media, sports, entertainment and hospitality industries. Prior to Globicon, Ms. Ueberroth served in several positions at the National Basketball Association between 1994 and 2013, including as President of NBA International from 2009 to 2013 and as President of Global Marketing Partnerships and International Business Operations from 2006 to 2009. Ms. Ueberroth is the Co-Chair of the board of directors of the privately-held Pebble Beach Company and also serves on the board of directors of the privately-held Four Seasons Hotels and Resorts as well as on the boards of several non-profit organizations. Ms. Ueberroth has served as a director of Santander Consumer USA Holdings Inc. during the past five years. Ms. Ueberroth holds a B.A. degree from Vanderbilt University and serves on its Arts and Science College Board of Advisors and is a member of the Council on Foreign Relations.
Ms. Ueberroth brings to the Board of Directors extensive global experience in the sports, media and entertainment industries, including with respect to developing and marketing products and services in Asian markets. In addition, Ms. Ueberroth’s past and present board service bring the experience of overseeing strategic and operational challenges of a global company.
Andrew Wilson
Director since 2013
Mr. Wilson, age 45, has served as EA’s Chief Executive Officer and as a director of EA since September 2013. Prior to his appointment as our Chief Executive Officer, Mr. Wilson held several positions within the Company since joining EA in May 2000, including Executive Vice President, EA SPORTS from August 2011 to September 2013 and Senior Vice President, EA SPORTS from March 2010 to August 2011. Mr. Wilson also serves as a director of Intel Corporation, is chairman of the board of the privately-held World Surf League and is a member of the Board of Trustees of the Paley Center for Media.
Mr. Wilson has served as the Company’s Chief Executive Officer since September 2013 and has been employed by EA in several roles since 2000. In addition to Mr. Wilson’s extensive experience and knowledge of the Company and the industry, we believe it is crucial to have the perspective of the Company’s Chief Executive Officer represented on the Board of Directors to provide direct insight into the Company’s day-to-day operation and strategic vision.

DIRECTOR INDEPENDENCE
Our Board of Directors has determined that each of our non-employee directors qualifies as an “independent director” as that term is used in the NASDAQ Stock Market Rules and that each member of our standing committees is independent in accordance with those standards. Mr. Wilson, our CEO, does not qualify as independent. The NASDAQ Stock Market Rules have both objective tests and a subjective test for determining independence. The Board of Directors has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.
In addition to the board-level standards for director independence, the directors who serve on the Nominating and Governance, Audit and Compensation Committees each satisfy requirements established by the Securities and Exchange Commission (“SEC”) and the NASDAQ Stock Market to qualify as “independent” for the purposes of membership on those committees.
BOARD OF DIRECTORS, BOARD MEETINGS AND COMMITTEES
In fiscal 2020, the Board of Directors met 9 times. At regularly scheduled meetings, the independent members of the Board of Directors meet in executive session separately without management present.
Board of Directors Leadership Structure
Mr. Wilson serves as our CEO, and Mr. Probst serves as our Chairman. In addition, Mr. Ubiñas, our Lead Director, was elected by the independent directors and is responsible for chairing executive sessions of the Board of Directors and other meetings of the Board of Directors in the absence of the Chairman, serving as a liaison between the Chairman and the other independent directors, and overseeing the Board of Directors’ stockholder communication policies and procedures (including, under appropriate circumstances, meeting with stockholders). Mr. Ubiñas also may call meetings of the independent directors. Mr. Ubiñas has served as our Lead Director since 2015. At our 2019 annual meeting, Mr. Ubiñas was chosen by the independent directors to serve as Lead Director for an additional two-year term that ends with our 2021 annual meeting, subject to Mr. Ubiñas’ re-election to the Board of Directors.
The Board of Directors believes that this leadership structure with Mr. Wilson serving as CEO, Mr. Probst serving as Chairman and Mr. Ubiñas serving as Lead Director is the appropriate leadership structure for the Company. Mr. Probst, an independent director, was an employee of the Company for 25 years, more than 15 of which were in service as CEO and Executive Chairman. As a result of his many years of service to the Company, Mr. Probst has invaluable knowledge regarding the Company and the interactive entertainment industry and is uniquely positioned to lead the Board of Directors in its review of management’s strategic plans. Given Mr. Probst’s past service with the Company, the Board of Directors believes that a strong and empowered Lead Director provides an essential mechanism for independent viewpoints, and as the Chairman of the Nominating and Governance Committee, Mr. Ubiñas is well suited for this role because, among other things, he is not affiliated with the Company under any applicable rules or guidelines.
Board Committees
The Board of Directors currently has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. Each of these standing committees operates under a written charter adopted by the Board of Directors. These charters are available in the Investor Relations section of our website at http://ir.ea.com.
All members of these committees are independent directors. During fiscal 2020, all nine directors attended or participated in 86% or more of the aggregate of (1) the number of applicable meetings of the Board or Directors and (2) the number of applicable meetings held by each committee on which such director was a member. The members of our standing committees are set forth below:

Audit Committee:	Richard A. Simonson (Chair), Jeffrey T. Huber and Talbott Roche
Nominating and Governance Committee:	Luis A. Ubiñas (Chair) and Leonard S. Coleman
Compensation Committee:	Jay C. Hoag (Chair), Leonard S. Coleman and Heidi J. Ueberroth

Audit Committee
The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting and is directly responsible for the appointment, compensation and oversight of our independent auditors. The Audit Committee also is responsible for establishing and maintaining complaint procedures with respect to internal and external concerns regarding accounting or auditing matters, oversight of tax and treasury policies and practices and oversight of the Company’s internal audit function. The Audit Committee has the authority to obtain advice and assistance from outside advisors without seeking approval from the Board of Directors, and the Company will provide appropriate funding for payment of compensation to advisors engaged by the Audit Committee. The Audit Committee currently is comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements and the financial literacy standards of the NASDAQ Stock Market Rules, as well as the independence requirements of the SEC. While the Board of Directors retains ultimate risk management oversight with respect to privacy and cybersecurity issues, the Audit Committee is provided quarterly updates from EA’s information security team and reviews the steps taken by management to monitor and control these risks. The Board of Directors has determined that Mr. Simonson meets the criteria for an “audit committee financial expert” as set forth in applicable SEC rules. The Audit Committee met 8 times in fiscal 2020. For further information about the Audit Committee, please see the “Report of the Audit Committee of the Board of Directors” below.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for recommending to the Board of Directors nominees for director and committee memberships. The Nominating and Governance Committee also is responsible for reviewing developments in corporate governance, recommending formal governance standards to the Board of Directors, applying the criteria outlined in our Corporate Governance Guidelines to recommend nominees for director and for reviewing from time to time the appropriate skills, characteristics and experience required of the Board of Directors as a whole, as well as its individual members, including such factors as business experience and diversity. In addition, the Nominating and Governance Committee is responsible for overseeing the CEO’s annual performance review. The Nominating and Governance Committee manages the process for emergency planning in the event the CEO is unable to fulfill the responsibilities of the role and also periodically evaluates internal and external CEO candidates for succession planning purposes. The Nominating and Governance Committee also reviews with management matters of corporate responsibility, including inclusion and diversity policies and practices, environmental sustainability and political activities. The Nominating and Governance Committee currently is comprised of two directors, each of whom in the opinion of the Board of Directors meets the independence requirements of the NASDAQ Stock Market Rules. The Nominating and Governance Committee met 4 times in fiscal 2020.
Compensation Committee
The Compensation Committee is responsible for setting the overall compensation strategy for the Company, recommending the compensation of the CEO to the Board of Directors, determining the compensation of our other executive officers and overseeing the Company’s bonus and equity incentive plans and other benefit plans. For further information about the role of our executive officers in recommending the amount or form of executive compensation, please see “The Process for Determining our NEOs’ Compensation” in the “Compensation Discussion and Analysis” section of this Proxy Statement. In addition, the Compensation Committee is responsible for reviewing and recommending to the Board of Directors compensation for non-employee directors and compensation for employees that would qualify as a “Related Person Transaction” under our Related Person Transaction Policy. The Compensation Committee currently is comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements of the NASDAQ Stock Market Rules and the SEC rules. The Compensation Committee may delegate any of its authority and duties to subcommittees, individual committee members or management, as it deems appropriate in accordance with applicable laws, rules and regulations. During fiscal 2020, the Compensation Committee met 5 times and also acted by written consent.
The Compensation Committee has the authority to engage the services of outside advisors, after first conducting an independence assessment in accordance with applicable laws, regulations and exchange listing standards. During fiscal 2020, the Compensation Committee engaged and directly retained Compensia, Inc. (“Compensia”) and Frederick W. Cook & Co (“FWC”), each a national compensation consulting firm, to assist the Compensation Committee. Compensia assisted the Compensation Committee’s analysis and review of the compensation of our executive officers and other aspects of our total compensation strategy, and FWC assisted with the Compensation Committee’s review of our non-employee director compensation. Neither Compensia nor FWC performed other services for the Company and its management team during fiscal 2020. The Compensation Committee has reviewed the independence of Compensia and FWC and has determined that neither Compensia’s nor FWC’s engagement raise any conflicts of interest.

ANNUAL BOARD AND COMMITTEE SELF-EVALUATIONS
Our Board of Directors and each of our committees conducts an annual evaluation, which includes a qualitative assessment by each director of the performance of the Board of Directors, as a whole, and the committee or committees on which each director sits. The evaluation is intended to determine whether the Board of Directors and each committee are functioning effectively, and to provide them with an opportunity to reflect upon and improve processes and effectiveness. The evaluations are led by Mr. Ubiñas, our Lead Director and Chairman of the Nominating and Governance Committee. A summary of the results is presented to the Nominating and Governance Committee and the Board of Directors on an aggregated basis, noting any themes or common issues.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2020, no member of the Compensation Committee was an employee or current or former officer of EA, nor did any member of the Compensation Committee have a relationship requiring disclosure by EA under Item 404 of Regulation S-K. No EA officer serves or has served since the beginning of fiscal 2020 as a member of the board of directors or the compensation committee of a company at which a member of EA’s Board of Directors and Compensation Committee is an employee or officer.
CONSIDERATION OF DIRECTOR NOMINEES
In evaluating nominees for director to recommend to the Board of Directors, the Nominating and Governance Committee will take into account many factors within the context of the characteristics and the needs of the Board of Directors as a whole and EA’s business and strategy at that time. While the specific needs of the Board of Directors may change from time to time, all nominees for director are considered on the basis of the following minimum qualifications:
•The highest level of personal and professional ethics and integrity, including a commitment to EA’s purpose and beliefs;
•Practical wisdom and mature judgment;
•Broad training and significant leadership experience in business, entertainment, technology, finance, corporate governance, public interest or other disciplines relevant to EA’s long-term success;
•The ability to gain an in-depth understanding of EA’s business; and
•A willingness to represent the best interests of all EA stockholders and objectively appraise management performance.
While there is no formal policy with regard to diversity, when considering candidates as potential members of the Board of Directors, the Nominating and Governance Committee considers the skills, background and experience of each candidate to evaluate his or her ability to contribute diverse perspectives to the Board of Directors. The goal of the Nominating and Governance Committee is to select candidates that have complementary and diverse perspectives, whether based on business experience, diversity of gender, ethnicity, culture, or other factors, which together contribute to the Board of Directors’ effectiveness as a whole. The primary consideration is to identify candidates who will best fulfill the Board of Directors’ and the Company’s needs at the time of the search. Therefore, the Nominating and Governance Committee does not believe it is appropriate to either nominate or exclude from nomination an individual based on gender, ethnicity, race, age, or similar factors.
The Nominating and Governance Committee will evaluate candidates proposed by our stockholders under similar criteria, except that it also may consider as one of the factors in its evaluation the amount of EA voting stock held by the stockholder and the length of time the stockholder has held such stock.
GLOBAL CODE OF CONDUCT AND CORPORATE GOVERNANCE GUIDELINES
We have adopted a Global Code of Conduct that applies to our directors, and all employees, including our principal executive officer, principal financial officer, principal accounting officer, and other senior financial officers, as well as Corporate Governance Guidelines. These documents, along with our organizational documents and committee charters, form the framework of our corporate governance. Our Global Code of Conduct, Corporate Governance Guidelines and committee charters are available in the Investor Relations section of our website at http://ir.ea.com. We post amendments to or waivers from our Global Code of Conduct in the Investor Relations section of our website.

OVERSIGHT OF RISK ISSUES
Board of Directors
Our Board of Directors oversees our risk management. The Board of Directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the Board of Directors and its committees is informed by reports from our management team that are designed to provide visibility into our key risks and our risk mitigation strategies. Material business and strategic risks are reviewed by the full Board of Directors. While the Board of Directors has ultimate risk oversight with respect to risks related to privacy and cybersecurity and receives periodic updates on these risks and mitigation strategies, the Audit Committee also receives quarterly updates from EA’s information security team that review the steps taken by management to monitor and control these risks. In addition, the Board of Directors has oversight with respect to risks related to the COVID-19 pandemic. While its committees are addressing COVID-19 risks specific to their delegated duties, the Board of Directors has reviewed, overseen and continues to monitor the identification of COVID-19 risks and mitigation strategies related to the Company’s return-to-work procedures, business strategy, business continuity, and the impact on the Company’s financial planning.
Committees
Risks related to financial reporting, internal controls and procedures, investments, tax and treasury matters and compliance issues are reviewed regularly by the Audit Committee, which oversees the financial reporting, global audit and legal compliance functions. The Audit Committee has overseen risks from the COVID-19 pandemic to the Company’s internal controls over financial reporting, disclosure controls and procedures and independent audit, as well as the way in which business risks related to COVID-19 are communicated in the Company’s SEC filings. The Audit Committee also oversees our enterprise risk management program, which identifies and prioritizes material risks for the Company, including, if material, risks related to corporate responsibility matters, and the mitigation steps needed to address them. The Nominating and Governance Committee reviews risks related to director and CEO succession and monitors the effectiveness of our corporate governance policies. The Compensation Committee oversees risks related to our people practices, including employee engagement, retention and pay equity. It also reviews compensation-related risks with members of management that are responsible for structuring the Company’s compensation programs, including compensation-related risks resulting from the short-term and long-term uncertainties to the Company’s financial planning as a result of the COVID-19 pandemic. Each of the committees regularly report to the full Board of Directors on matters relating to the specific areas of risk that each committee oversees.
Compensation Risk Assessment
As part of their risk oversight efforts, the Compensation Committee evaluates our compensation programs to determine whether the design and operation of our policies and practices could encourage executives or employees to take excessive or inappropriate risks that would be reasonably likely to have a material adverse effect on the Company and have concluded that they do not.
In making that determination, the Compensation Committee considered the design, size and scope of our cash and equity incentive programs and program features that mitigate against potential risks, such as payout caps, equity award clawbacks, the quality and mix of performance-based and “at risk” compensation, and, with regard to our equity incentive programs, the stock ownership requirements applicable to our executives. The Compensation Committee reviewed the results of their evaluation with management and Compensia. The Compensation Committee has concluded that our compensation policies and practices strike an appropriate balance of risk and reward in relation to our overall business strategy, and do not create risks that are reasonably likely to have a material adverse effect on the Company.
The “Compensation Discussion and Analysis” section below generally describes the compensation policies and practices applicable to our named executive officers.
INSIDER TRADING, ANTI-HEDGING AND ANTI-PLEDGING POLICIES
We maintain an insider trading policy designed to promote compliance by our employees and directors with both federal and state insider trading laws. In addition, our insider trading policy prohibits our directors, executive officers, employees and family members of any director, executive officer or employee or others living in their respective households, from engaging in any hedging transaction with the Company’s securities, buying the Company’s securities on margin, or otherwise trading in any derivative of the Company’s securities (including put and/or call options, swaps, forwards or futures contracts, short sales or collars). Our directors and Section 16 officers also are prohibited from pledging our stock as collateral for any loan.

RELATED PERSON TRANSACTIONS POLICY
Our Board of Directors has adopted a written Related Person Transactions Policy that describes the procedures used to process, evaluate, and, if necessary, disclose transactions between the Company and its directors, officers, director nominees, greater than 5% beneficial owners, or an immediate family member of any of the foregoing. We review any transaction or series of transactions which exceeds $120,000 in a single fiscal year and in which any related person has a direct or indirect interest, as well as any transaction for which EA’s Global Code of Conduct or Conflict of Interest Policy would require approval of the Board of Directors.
Once a transaction has been identified, the Audit Committee (if the transaction involves an executive officer) or the Nominating and Governance Committee (if the transaction involves a director) will review the transaction at the next scheduled meeting of such committee. Transactions involving our CEO also will be reviewed by our independent Chairman or independent Lead Director if the Chairman is not independent. If it is not practicable or desirable to wait until the next scheduled meeting, the chairperson of the applicable committee considers the matter and reports back to the relevant committee at the next scheduled meeting. In determining whether to approve or ratify a transaction, the Audit Committee or Nominating and Governance Committee (or the relevant chairperson of such committee) considers all of the relevant facts and circumstances available and transactions are approved only if they are in, or not inconsistent with, the best interests of EA and its stockholders. No member of the Audit Committee or Nominating and Governance Committee may participate in any review, consideration or approval of any transaction if the member or their immediate family member is the related person.
DIRECTOR ATTENDANCE AT ANNUAL MEETING
Our directors are expected to make every effort to attend the Annual Meeting. All of the nine directors who were elected at the 2019 annual meeting attended the meeting.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
EA stockholders may communicate with the Board of Directors as a whole, with a committee of the Board of Directors, or with an individual director by sending a letter to EA’s Corporate Secretary at Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065, or by sending an email to StockholderCommunications@ea.com. Our Corporate Secretary will forward to the Board of Directors all communications that are appropriate for the Board of Directors’ consideration. For further information regarding the submission of stockholder communications, please visit the Investor Relations section of our website at http://ir.ea.com.
OTHER BUSINESS
The Board of Directors does not know of any other matter that will be presented for consideration at the Annual Meeting except as specified in the notice of the Annual Meeting. If any other matter does properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that EA specifically incorporates it by reference into a filing.
The Audit Committee of the Board of Directors operates under a written charter, which was most recently amended in May 2018. The Audit Committee is currently comprised of three non-employee directors, each of whom in the opinion of the Board of Directors meets the current independence requirements and financial literacy standards of the NASDAQ Stock Market Rules, as well as the independence requirements of the SEC. During fiscal 2020, the Audit Committee consisted of Richard A. Simonson, Jeffrey T. Huber and Talbott Roche. The Board of Directors has determined that Mr. Simonson meets the criteria for an “audit committee financial expert” as set forth in applicable SEC rules.
The Company’s management is primarily responsible for the preparation, presentation and integrity of the Company’s financial statements. EA’s independent registered public accounting firm, KPMG LLP (the “independent auditors”), is responsible for performing an independent audit of the Company’s (1) financial statements and expressing an opinion as to the conformity of the financial statements with U.S. generally accepted accounting principles, and (2) internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing an opinion thereon.
The Audit Committee assists the Board of Directors in its oversight responsibility with respect to the integrity of EA’s accounting policies, internal control function and financial reporting processes. The Audit Committee reviews EA’s quarterly and annual financial statements prior to public earnings releases and submission to the SEC; oversees EA’s internal audit function; consults with the independent auditors and EA’s internal audit function regarding internal controls and the integrity of the Company’s financial statements; oversees tax and treasury matters; oversees EA’s enterprise risk management program; assesses the independence of the independent auditors; and is directly responsible for the appointment, retention, compensation and oversight of the independent auditors. In this context, the Audit Committee has met and held discussions with members of management, EA’s internal audit function and the independent auditors. Company management has represented to the Audit Committee that the Company’s consolidated financial statements for the most recently completed fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with Company management and the independent auditors. Company management also has represented to the Audit Committee that the Company’s internal control over financial reporting was effective as of the end of the Company’s most recently completed fiscal year, and the Audit Committee has reviewed and discussed the Company’s internal control over financial reporting with management and the independent auditors. The Audit Committee also discussed with the independent auditors matters required to be discussed by the applicable requirements of the PCAOB, including the quality and acceptability of the Company’s financial reporting and internal control processes. The Audit Committee also has discussed with the Company’s independent auditors the scope and plans for their annual audit and reviewed the results of that audit with management and the independent auditors.
In addition, the Audit Committee received and reviewed the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Audit Committee also has considered whether the provision of any non-audit services (as described on page 50 of this Proxy Statement under the heading “Proposal Three: Ratification of the Appointment of KPMG LLP, Independent Registered Public Accounting Firm” — “Fees of Independent Auditors”) and the employment of former KPMG LLP employees by the Company are compatible with maintaining the independence of KPMG LLP.
The members of the Audit Committee are not engaged in the practice of auditing or accounting. In performing its functions, the Audit Committee necessarily relies on the work and assurances of the Company’s management and the independent auditors.
In reliance on the reviews and discussions referred to in this report and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for fiscal 2020 be included for filing with the SEC in the Company’s Annual Report. The Audit Committee also has approved the selection of KPMG LLP as the Company’s independent auditors for fiscal 2021.

AUDIT COMMITTEE
Richard A. Simonson (Chairman)
Jeffrey T. Huber
Talbott Roche

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES
Our Compensation Committee is responsible for reviewing and recommending to our Board of Directors the compensation paid to our non-employee directors. Non-employee directors are paid a mix of cash and equity compensation consisting of (1) an annual board retainer, (2) committee fees, and committee chair, chairman and lead director fees, as applicable, and (3) an annual equity award, as described below.
The Compensation Committee currently reviews our director compensation every two years, most recently in February 2020 in consultation with FWC. For information on the independence of FWC, see the section of this Proxy Statement under the subheading “Compensation Committee” beginning on page 12. As part of this review, FWC conducted a competitive analysis of our non-employee director compensation against our compensation peer group (as defined in the “Compensation Discussion and Analysis” below). Based on the Compensation Committee’s review, no changes to the compensation paid to our non-employee directors were recommended to our Board of Directors for 2020. The Compensation Committee expects to conduct its next review of our director compensation in 2022.
Cash Compensation
Our non-employee directors receive an annual cash retainer for service on the Board of Directors, plus fees for service on the Audit, Compensation and/or Nominating and Governance Committee, as applicable. In addition to those fees, the Chairman of the Board, Lead Director and Chairs of the Audit, Compensation and Nominating and Governance Committees receive additional fees for their service in such roles. The table below reflects the annualized components of cash compensation for non-employee directors that were in place during fiscal 2020. For more information regarding the specific compensation received by each non-employee director during fiscal 2020, see the “Fiscal 2020 Director Compensation Table” table below.

Annual Board Retainer	Amount ($)
Annual Board Retainer	60,000

Committee Fees	Amount ($)
Service on the Audit Committee	15,000
Service on the Compensation Committee	12,500
Service on the Nominating and Governance Committee	10,000

Chairman of the Board, Lead Director and Committee Chair Fees	Amount ($)
Chairman of the Board of Directors	50,000
Lead Director	25,000
Chair of the Audit Committee	15,000
Chair of the Compensation Committee	12,500
Chair of the Nominating and Governance Committee	10,000
In addition, individual directors are eligible to earn up to $1,000 per day, with the approval of the Board of Directors, for special assignments, which may include providing oversight to management in areas such as sales, marketing, public relations, technology and finance (provided, however, no independent director is eligible for a special assignment if the assignment or payment for the assignment would prevent the director from being considered independent under applicable NASDAQ Stock Market or SEC rules). No non-employee directors earned any compensation for special assignments during fiscal 2020.

Equity Compensation
In fiscal 2020, non-employee directors also received an annual equity award of restricted stock units (“RSUs”) with a grant date fair value of approximately $260,000. These RSUs were granted upon re-election to the Board of Directors at our 2019 annual meeting and vest in full on the first anniversary of the grant date (or, if earlier, the date of the next annual meeting of stockholders following the grant date), subject to the non-employee director’s continuous service as a member of the Board of Directors through such date. The receipt of shares underlying vested RSUs may be deferred until the fifth or tenth anniversary of the original vesting date or the date the director terminates service with the Company.
Under the terms of our equity incentive plan, non-employee directors may elect to receive all or part of their cash compensation (as described above) in the form of shares of our common stock. As an incentive for our non-employee directors to increase their stock ownership in EA, non-employee directors making such an election receive vested shares of common stock valued at 110% of the cash compensation they otherwise would have received. These shares are awarded via the grant and immediate exercise of a stock option having an exercise price equal to the fair market value of our common stock on the date of grant, which is the first trading day of each quarter of the Board year. Mr. Hoag, Mr. Huber, Ms. Roche, Mr. Simonson, Mr. Ubiñas, and Ms. Ueberroth received all or part of their cash compensation in the form of our common stock during fiscal 2020.
Other Benefits
Non-employee directors who are not employed with any other company are offered an opportunity to purchase certain EA health, dental and vision insurance while serving as a director. Participating directors pay 100% of their own insurance premiums.
Stock Ownership Guidelines
Each non-employee director is required, within five years of becoming a director, to own a number of shares of EA common stock having a value of at least five years’ annual retainer for service on our Board of Directors.
Non-employee directors are permitted to include the value of vested, but deferred, RSUs toward their ownership requirement. As of the end of fiscal 2020, each of our directors had fulfilled his or her ownership requirements. Mr. Hoag is eligible to satisfy his ownership requirements through holdings of EA common stock by TCV, where he serves as the Founding General Partner. Mr. Huber is eligible to satisfy his ownership requirements through holdings of EA common stock through certain trusts over which Mr. Huber maintains investment control and pecuniary interest.
FISCAL 2020 DIRECTOR COMPENSATION TABLE
The following table shows compensation information for each of our non-employee directors during fiscal 2020. Mr. Wilson, our CEO, does not receive any compensation for his service as a member of our Board of Directors. For information regarding the compensation paid to Mr. Wilson during fiscal 2020, refer to the “Fiscal 2020 Summary Compensation Table” below, and the related explanatory tables.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Leonard S. Coleman	82,500	259,978	—	342,478
Jay C. Hoag	85,000	259,978	8,474	353,452
Jeffrey T. Huber	75,000	259,978	7,475	342,453
Lawrence F. Probst III	110,000	259,978	—	369,978
Talbott Roche	75,000	259,978	7,485	342,463
Richard A. Simonson	90,000	259,978	8,911	358,889
Luis A. Ubiñas	105,000	259,978	10,452	375,430
Heidi Ueberroth	72,586	259,978	1,709	334,273

(1)As discussed above, non-employee directors may elect to receive all or a portion of their cash fees in the form of EA common stock. See footnote 3 for additional information regarding the number of shares received in lieu of cash compensation by those non-employee directors who made such an election.
(2)Represents the aggregate grant date fair value of the annual equity award of RSUs granted to the non-employee directors and is calculated based on a closing price of $95.23 per share for our common stock on the date of grant, August 8, 2019. Grant date fair value is determined for financial statement reporting purposes in accordance with FASB ASC Topic 718. For additional information regarding the valuation methodology for RSUs, see Note 15, “Stock-Based Compensation and Employee Benefit Plans,” to the Consolidated Financial Statements in our Annual Report. Each of our non-employee directors held 2,730 unvested RSUs as of March 28, 2020 (the last day of fiscal 2020).

(3)Non-employee directors may elect to receive all or part of their cash compensation in the form of EA common stock, and directors making such an election receive common stock valued at 110% of the cash compensation they would have otherwise received. These shares are awarded via the grant and immediate exercise of a stock option having an exercise price equal to the fair market value of our common stock on the date of grant. The values represent the premium received for shares in lieu of compensation. As of March 28, 2020 (the last day of fiscal 2020), the aggregate number of outstanding and unexercised shares of our common stock subject to stock options beneficially owned by our non-employee directors was as follows: Mr. Hoag, 11,872; Mr. Huber, 11,872; Mr. Probst, 76,861; Mr. Simonson, 11,872; and Mr. Ubiñas, 4,872.
The following table presents information regarding the shares received upon immediate exercise of the option(s) granted to each director who elected to receive all or part of his or her cash compensation in the form of EA common stock during fiscal 2020:

Name	Grant Date	Exercise Price ($)	Shares Subject to Immediately Exercised Stock Option Grants	Grant Date Fair Value ($)
Jay C. Hoag	5/1/2019	94.86	246	23,336
	8/1/2019	94.60	247	23,366
	11/1/2019	95.30	245	23,349
	2/3/2020	105.04	223	23,424
				93,475

Jeffrey T. Huber	5/1/2019	94.86	217	20,585
	8/1/2019	94.60	218	20,623
	11/1/2019	95.30	217	20,680
	2/3/2020	105.04	196	20,588
				82,476

Talbott Roche	5/1/2019	94.86	217	20,585
	8/1/2019	94.60	218	20,623
	11/1/2019	95.30	216	20,585
	2/3/2020	105.04	197	20,693
				82,486

Richard A. Simonson	5/1/2019	94.86	260	24,664
	8/1/2019	94.60	262	24,785
	11/1/2019	95.30	260	24,778
	2/3/2020	105.04	235	24,684
				98,911

Luis A. Ubiñas	5/1/2019	94.86	304	28,837
	8/1/2019	94.60	306	28,948
	11/1/2019	95.30	302	28,781
	2/3/2020	105.04	275	28,886
				115,452

Heidi Ueberroth	5/1/2019	94.86	210	19,921

COMPENSATION DISCUSSION AND ANALYSIS
OVERVIEW
Our Compensation Discussion and Analysis describes and discusses the fiscal 2020 compensation paid to our named executive officers (“NEOs”), and is organized into six sections:
•Executive Summary
•Compensation Practices, Principles and Say-on-Pay Vote
•The Process for Determining Our NEOs’ Compensation
•Our Elements of Pay
•Our NEOs’ Fiscal 2020 Compensation
•Other Compensation Information
For fiscal 2020, EA’s NEOs were:
•Andrew Wilson, Chief Executive Officer;
•Blake Jorgensen, Chief Operating Officer and Chief Financial Officer;
•Laura Miele, Chief Studios Officer;
•Kenneth Moss, Chief Technology Officer; and
•Chris Bruzzo, Chief Marketing Officer.
EXECUTIVE SUMMARY
Fiscal 2020 Summary of EA’s Business
During fiscal 2020, we delivered award winning games and services to our players and saw deep player engagement. With our continued focus on execution, we generated strong financial results. During fiscal 2020, we released eight new games, including Star Wars Jedi: Fallen OrderTM, which won several awards, including the award for best adventure game at the 2020 D.I.C.E. awards, and Madden NFL 20, which was the most successful game in the 30-year history of the franchise, setting multiple records for player engagement. Our broad and deep portfolio, combined with dynamic live services for FIFA, Madden NFL, Apex LegendsTM, and The SimsTM 4, among others, drove net revenue and earnings per share above our fiscal 2020 guidance. We generated net revenue of $5.537 billion, diluted earnings per share of $10.30 (including the impact of $5.97 of one-time tax benefits), drove higher gross margins, increased our cash provided by operations, and invested in products and services for the future. In addition, during fiscal 2020 we repurchased 12.3 million shares, returning nearly $1.2 billion to stockholders.
We delivered these achievements against the background of the global challenge of the COVID-19 pandemic, which impacted our operations during the last quarter of fiscal 2020. Beginning with the impact to our Asian operations, and subsequently impacting substantially all of our global business operations, our primary focus was, and continues to be, the health and safety of our employees. We mobilized quickly to support our global workforce by enabling employees to work from home, enhancing our information technology systems to support our distributed workforce, mitigating the disruption to operations brought about by stay-at-home orders and by continuing to deliver on our objectives. During this extraordinary time, our talented and dedicated teams worked to deliver new experiences for our players, including our “Stay & Play” program, designed to bring our global gaming community together virtually during a time when physical distancing has become the norm. We are proud of the efforts that we have achieved in the rapidly evolving situation of the pandemic in maintaining business continuity, mitigating risks, and delivering for our players.
Fiscal 2020 GAAP Financial Results and Operating Highlights
•We generated $5.537 billion of net revenue and $10.30 diluted earnings per share (including the impact of $5.97 of one-time tax benefits).
•Our digital net revenue increased to $4.314 billion and represented 78% of our total net revenue.
•We delivered net income of $3.039 billion and operating cash flow of $1.797 billion.
•Operating profit margins were 26%.
•We generated net bookings for the fiscal year of $5.211 billion.

•We repurchased 12.3 million shares during fiscal 2020 for $1.2 billion.
•We launched eight major games during fiscal 2020, including FIFA 20, Madden NFL 20, NHL 20, Plants vs. Zombies: Battle for NeighborvilleTM, Need for SpeedTM Heat and Star Wars Jedi: Fallen OrderTM.
•Star Wars Jedi: Fallen OrderTM has more than 10 million unique players to date.
•FIFA 20 has more than 25 million unique players to date.
•In every quarter of fiscal 2020, monthly average players in The SimsTM 4 were higher than the comparable period in the prior year.
The financial performance, operational achievements and other fiscal year events summarized above provide context for the compensation decisions made by the Compensation Committee and Board of Directors in fiscal 2020. The Company’s executive compensation program is designed to reward our named executive officers for the achievement of Company-wide financial and operational objectives and the creation of long-term stockholder value.
COMPENSATION PRACTICES, PRINCIPLES AND SAY-ON-PAY VOTE
Compensation Design
Our executive compensation program is designed to align the interests of our executives with the interests of our stockholders.

What We Do		What We Don’t Do
☑	Incorporate both PRSUs and RSUs	☒	Have a “single-trigger” change in control plan
☑	Require our executives to satisfy stock holding requirements	☒	Provide excise tax gross-ups upon a change in control
☑	Prohibit all employees and directors from engaging in hedging transactions in EA stock and prohibit executive officers and directors from pledging EA common stock	☒	Have executive employment contracts (other than as required by local jurisdictions)
☑	Conduct annual “say-on-pay” advisory votes	☒	Reprice options without stockholder approval
☑	Recover (clawback) equity compensation for misconduct in the event of a financial restatement	☒	Provide excessive perquisites
☑	Align performance-based equity vesting with stockholder interests
☑	Engage an independent compensation consultant to provide input into the Compensation Committee’s decisions
☑	Evaluate our compensation peer group at least annually to ensure ongoing relevance of each member

Compensation Principles — Promoting Pay-for-Performance
The design of our compensation program is guided by a compensation philosophy based on three core principles intended to attract and retain high-performing executives and promote a pay-for-performance approach to executive compensation:
•Principle 1 — Cash Compensation: A significant portion of each NEO’s cash compensation should be at risk, based on the annual financial and operational performance of the Company, in addition to the NEO’s individual performance;
•Principle 2 — Equity Compensation: A significant portion of each NEO’s target total direct compensation should be provided in the form of long-term equity to enhance alignment between the interests of our NEOs and our stockholders and to promote long-term retention of a strong leadership team in an industry and geographic area that is highly competitive for executive talent; and
•Principle 3 — Target Total Direct Compensation: The target total direct compensation package for each NEO should be consistent with market practices for executive talent and reflect each NEO’s individual experience, responsibilities and performance.

Fiscal 2019 Say-On-Pay Vote
We received a favorable 94% of the votes cast for our annual say-on-pay advisory proposal at our 2019 annual meeting. EA’s management, the Compensation Committee and the Board of Directors are committed to maintaining a pay-for-performance alignment in our executive compensation program and value the opinions of our stockholders regarding our program. The Board of Directors and Compensation Committee believe the voting results at the 2019 annual meeting reflect stockholder support for our executive compensation program and philosophy, and the Board of Directors and Compensation Committee intend to continue their practice of designing our executive compensation program to promote pay-for-performance.
THE PROCESS FOR DETERMINING OUR NEOS’ COMPENSATION
Role of the Board of Directors, Compensation Committee and Management
Our Board of Directors approves the target total direct compensation and makes compensation decisions for our CEO, in consultation with the Compensation Committee and the Compensation Committee’s independent compensation consultant, Compensia. The Compensation Committee approves the target total direct compensation and makes compensation decisions for all other NEOs after input, at the Compensation Committee’s request, from our CEO, our Chief People Officer, and Compensia. For information on the independence of Compensia, see the section of this Proxy Statement under the subheading “Compensation Committee” beginning on page 12.
Compensation decisions made by the Board of Directors and the Compensation Committee are based on several factors, including the Company’s financial performance, individual performance, market trends, internal compensation alignment, incentive and retention considerations, and other factors unique to each individual, such as the level of responsibilities, scope and complexity of the role, and the executive officer’s experience and tenure. The impact of the Company’s financial performance and individual considerations in our fiscal 2020 compensation decisions are described in detail in the section of this Compensation Discussion and Analysis entitled “Our NEOs’ Fiscal 2020 Compensation” below. The Compensation Committee and the Board of Directors also reference certain market-based considerations, such as peer group data, benchmarking and percentile rankings when making compensation decisions.
Selection and Use of Peer Group
To assess market compensation practices, each year the Compensation Committee selects a group of companies (“peer group”) comparable to us with respect to several quantitative factors, which may include revenue, market capitalization, total stockholder return (“TSR”), net income margin and number of employees, as well as qualitative factors including competition for talent, to better understand the competitive market for executive talent and use as a reference for compensation decisions.
As discussed in our fiscal 2019 proxy statement, the Compensation Committee selected the following peer group to use as a reference for fiscal 2020 compensation decisions. This peer group was consistent with the prior year’s peer group. In selecting this group, the Compensation Committee engaged in a quantitative and qualitative assessment of companies, to identify companies: (1) that are similarly situated, based on the quantitative factors described above; (2) in the gaming and entertainment sector, as well as companies in adjacent industries; (3) with which we compete for executive talent; and (4) based on other factors, including the number of current peer companies that identify EA as a peer and the percentage of shared peers. Where some companies may not be similar in size to us based on quantitative factors, they still may be included in our peer group based on the qualitative factors described above. Based on public filings through June 1, 2020, the Company was at the 30th percentile with respect to annual revenues and at the 53rd percentile with respect to market capitalization.

FISCAL 2020 PEER GROUP

Video Game	Technology/Internet	Entertainment	Toys/Games
Activision Blizzard	Adobe	AMC Networks	Hasbro
Take-Two Interactive Software	Autodesk	CBS(2)
Zynga	Booking Holdings	Discovery Communications
	eBay	Netflix
Expedia
IAC/Interactive Corp.
Intuit
NVIDIA
Salesforce.com
Symantec(1)
VMware
(1)As in existence prior to the sale of its enterprise security business to Broadcom Inc. in November 2019.
(2)As in existence prior to its merger with Viacom, which was completed in December 2019.

In November 2019, for purposes of benchmarking fiscal 2021 compensation, the Compensation Committee assessed our peer group to determine whether any changes were necessary. Based on an evaluation of the factors discussed above, the Compensation Committee determined that the current composition continued to reflect appropriate peers and no changes were necessary.
Compensation Benchmarking and the Role of Consultant
In February 2020, Compensia conducted a comprehensive analysis of our executive compensation program using publicly available compensation information on our peer group, as set forth above. Symantec and CBS were included in this analysis because executive compensation data was available for these companies, each as in existence prior to the fundamental changes noted above. However, in February 2020, the Compensation Committee determined that these companies no longer met the peer group criteria described above and would be removed from our peer group once relevant predecessor executive compensation data was no longer available. Compensia’s analysis included a comparison of the base salary, target total cash compensation, long-term incentives and target total direct compensation of each of our senior vice president level positions and above against similar positions in our peer group. Where sufficient market data for our peer group was not available, Compensia used compensation survey data from a broader group of similarly-sized technology companies. Compensia provided the Compensation Committee with its findings in February 2020 to be used as a reference for making bonus decisions for fiscal 2020 and base salary, bonus target and equity decisions for fiscal 2021.
Use of Percentiles
When setting the fiscal 2020 base salaries and bonus targets for our executive officers during its annual review, the Compensation Committee and the Board of Directors referenced the 50th to 75th percentiles of the market range of comparable companies, and for target guidelines for annual equity awards, the Compensation Committee and the Board of Directors referenced the 75th percentile. We believe these percentiles are appropriate to recruit and retain a strong leadership team in an industry and geographic area that is highly competitive for executive talent. Our guidelines for annual equity awards reference a higher percentile because of the important retention and incentive value of the awards. While we consider each component, the actual base salary, bonus, and equity compensation awarded to a NEO may be above these targets and is determined based on our financial performance, individual performance, market trends, internal compensation alignment, incentive and retention considerations and other factors unique to each individual.
As part of the annual review of executive compensation, the Compensation Committee and the Board of Directors also considered the aggregate value of the target total direct compensation components (i.e., base salary, bonus and annual equity awards), and referenced the 50th to 75th percentiles of the market for target total direct compensation. When necessary for new hires, retention and incentive considerations, succession planning, or other factors, the Compensation Committee and the Board of Directors may approve compensation for select key executives that could result in target total direct compensation above the referenced range.

OUR ELEMENTS OF PAY
We believe that our compensation programs reflect our three compensation principles described above under the heading “Compensation Principles — Promoting Pay-for-Performance” and are designed to reward achievement of Company-wide financial objectives, individual operational and strategic objectives and the creation of long-term value for our stockholders, while also recognizing the dynamic and highly competitive nature of our business and the market for top executive talent. For fiscal 2020, approximately 93% of our CEO’s target total direct compensation opportunity and 90% of the average of our NEOs’ (excluding our CEO) target total direct compensation opportunity was “at-risk” in the form of an annual performance cash bonus opportunity, and long-term annual equity awards comprised of PRSUs and RSUs, excluding the special PRSU awards granted in November 2019 to Ms. Miele and Messrs. Jorgensen and Moss (as described below under “Our NEOs’ Fiscal 2020 Compensation — Special Performance-Based Restricted Stock Unit Awards Granted in November 2019”) because we do not consider them to be part of their annual target total direct compensation.
Our compensation structure puts at risk a significant portion of our NEOs’ target total direct compensation, as set forth below:

Target Total Direct Compensation for Fiscal 2020
CEO	NEOs (Excluding CEO)

Base Salary
Base salary is the fixed cash component that is market competitive for the role to attract and retain high-performing executives. On an annual basis, the Compensation Committee (and the Board of Directors, in the case of our CEO) reviews and approves any base salary adjustments considering factors such as individual performance, a competitive market analysis for similar positions prepared by Compensia, level of responsibilities, complexity of role, and internal compensation alignment. For information on base salaries paid to our NEOs in fiscal 2020, please see the information below under the heading entitled “Our NEOs’ Fiscal 2020 Compensation — Fiscal 2020 Annual Base Salary.”
Performance Cash Bonus Awards
Our annual cash bonus program is designed to motivate our executives to achieve challenging short-term performance goals that are important to the Company’s long-term growth. Our NEOs participate in the Executive Bonus Plan, which governs bonuses paid to our Section 16 officers and operates in conjunction with the EA Bonus Plan, our Company-wide bonus plan for eligible employees. Each year, the Compensation Committee (and the Board of Directors, in the case of our CEO) sets the NEOs’ bonus targets as a percentage of base salary based on factors such as individual performance, the market for similar positions, level of responsibilities, complexity of role, pay practices at our peer group for comparable positions and internal compensation alignment. This determination is made during the first quarter of the fiscal year, typically in May.
The final payout of annual performance cash bonus awards to the NEOs is determined as follows:

Base Salary	X	Bonus Target Percentage (% of Base Salary)	X	Company Bonus Funding Percentage	X	Individual Performance Modifier	=	NEO Bonus Payout

For fiscal 2020, the annual performance cash bonuses represented approximately 67% of our CEO’s annual target total cash compensation and 52% of the average of our NEOs’ (excluding our CEO) annual target total cash compensation.
Executive Bonus Plan: During the first quarter of each fiscal year, the Compensation Committee selects the Executive Bonus Plan participants, performance period, performance measures, and the formula used to determine the maximum bonus funding under the plan for each participating NEO. In fiscal 2020, all NEOs were selected to participate in the Executive Bonus Plan.
The Compensation Committee selected non-GAAP net income as the performance measure to determine the maximum bonus funding for each NEO, because profitability (as measured by net income) is a key business focus in any year. The performance period was established as fiscal 2020, and the formula to determine the maximum bonus funding for each NEO was the lower of: (1) 600% of each respective NEO’s annual base salary, not to exceed $5,000,000, and (2) 0.5% of our fiscal 2020 non-GAAP net income for each NEO other than our CEO, for whom the maximum was 1.0% of our fiscal 2020 non-GAAP net income. For fiscal 2020, the Company’s non-GAAP net income was $1,418 million, which resulted in maximum bonus award funding of 600% of each respective NEO’s annual base salary, not to exceed $5,000,000. The Board of Directors in Mr. Wilson’s case, and the Compensation Committee in the case of all other NEOs, then exercised their discretion to reduce actual bonus awards for each NEO based on the Company’s overall financial performance, the terms of the Executive Bonus Plan and EA Bonus Plan, target bonus percentages and individual performance against strategic and operational objectives, as discussed below under “Our NEOs’ Fiscal 2020 Compensation — Fiscal 2020 Performance Cash Bonus Awards.”
When making compensation decisions for our executives, we use non-GAAP financial measures to evaluate the Company’s financial performance and the performance of our management team against non-GAAP targets. Appendix A to this Proxy Statement provides a reconciliation between our non-GAAP financial measures and our audited financial statements. For more information regarding our use of non-GAAP financial measures for our compensation programs, please refer to the information provided under the heading “Use of Non-GAAP Financial Measures” below.
Equity Compensation
Annual Equity Awards
PRSUs
The Compensation Committee grants PRSUs to senior vice president level employees and above as part of their annual equity awards. To encourage our executives to focus on long-term stock price performance and to foster retention, the PRSUs generally vest over a three-year performance period; however, the Compensation Committee may consider a different performance measurement period when appropriate for new hires, retention, succession planning or other factors. The number of PRSUs that can be earned is adjusted based upon changes in our TSR relative to the TSR of the companies in the NASDAQ-100 Index (the “Relative NASDAQ-100 TSR Percentile”) measured over the vesting measurement periods, which generally are 12-month, 24-month cumulative and 36-month cumulative periods (each such period, a “Vesting Measurement Period”) that correspond to our fiscal year. For each Vesting Measurement Period, the number of PRSUs eligible to be earned will be determined as to one-third of the target PRSUs (each, a “Tranche”) and can range from 0% to 200% of the target PRSUs for such period, as described below. Earned PRSUs generally will vest and be converted into shares one month prior to the first, second and third anniversaries of the date of grant (which we call “Vesting Opportunities”). For fiscal 2020, 50% of the total target value of our NEOs’ annual equity awards was made in the form of PRSUs.
The illustration below depicts how the number of shares earned is calculated:

Target PRSUs	X	Relative NASDAQ-100 TSR Percentile Modifier	=	Shares Earned

The Relative NASDAQ-100 TSR Percentile Modifier, which can range from 0% to 200%, is based on the change in our stock price during a Vesting Measurement Period (i.e., approximately the 12-month period, 24-month cumulative period and 36-month cumulative period following of the date of grant), using a 90-day trailing average stock price. If the Company’s Relative NASDAQ-100 TSR Percentile is at the 60th percentile at the end of a Vesting Measurement Period, 100% of target PRSUs will be earned. Thus, target vesting is tied to above-median performance compared to the NASDAQ-100 Index. The percentage of PRSUs earned will be adjusted upward by 3% or downward by 2%

for each percentile above or below the 60th percentile, respectively. The number of PRSUs that can be earned is capped at 200% of the target PRSUs available for vesting at a Vesting Opportunity. If the Company’s TSR at the end of a Vesting Measurement Period is negative on an absolute basis, the number of PRSUs that can be earned is capped at 100% of the target PRSUs available to vest at the corresponding Vesting Opportunity, regardless of whether the Company’s Relative NASDAQ-100 TSR Percentile is ranked above the 60th percentile at the end of a Vesting Measurement Period.
The following table illustrates the percentage of target PRSUs that could be earned at a Vesting Opportunity, based on the Company’s Relative NASDAQ-100 TSR Percentile:

Relative NASDAQ-100 TSR Percentile	1st to 10th	25th	40th	60th	75th	90th	94th to 100th
Relative NASDAQ-100 TSR Multiplier	0%	30%	60%	100%	145%	190%	200%
In addition, as an incentive to keep our executives focused on long-term TSR performance and to balance the overall payout opportunity, our PRSU program provides an opportunity for our executives to earn PRSUs at the second and third Vesting Opportunities that were not earned at the first and second Vesting Opportunities, in an amount capped at 100% of the target number of PRSUs unearned from the previous Vesting Opportunities (“Remaining Award Units”). Shares subject to any Remaining Award Units are earned only if the Company’s Relative NASDAQ-100 TSR Percentile improves over the subsequent cumulative 24-month and/or 36-month Vesting Measurement Periods for the award. Under this scenario, all unearned PRSUs in excess of the target number of PRSUs eligible to be earned are forfeited.
The following table illustrates the percentage of PRSUs subject to outstanding awards that were earned at the end of fiscal 2020:

PRSU Grant Date	June 2017	June 2018	June 2019
Performance Period	Fiscal 18-20	Fiscal 19-21	Fiscal 20-22
PRSU Award Tranche	Tranche 3	Tranche 2	Tranche 1
90-day average stock price (at start of Vesting Measurement Period)	$102.99	$129.87	$95.27
Length of Vesting Measurement Period	3 Years	2 Years	1 Year
90-day average stock price (at end of Vesting Measurement Period)	$105.51
EA’s TSR	2.4%	-18.8%	10.7%
EA’s Relative NASDAQ-100 TSR Percentile	27th	12th	59th
Percentage of Target PRSUs Vested in May 2020	34%	4%(1)	98%
(1)The June 2018 PRSU award delivered shares in respect of Remaining Award Units that did not vest at the first Vesting Opportunity for such award. Specifically, 4% of the target number of Tranche 1 PRSUs were earned at the second Vesting Opportunity for such award. This is the first time that Remaining Award Units have delivered shares under our PRSU program.
For information on PRSUs awarded to our NEOs in June 2019, please see the information below under the heading entitled “Our NEOs’ Fiscal 2020 Compensation — Fiscal 2020 Annual Equity Awards Granted in June 2019.”
RSUs
RSUs reward absolute long-term stock price appreciation and promote retention. Annual RSU awards cliff vest as to one-third of the award eleven months following the grant date, with the remainder of the award vesting in approximately equal increments every six months thereafter. Annual RSU awards that were granted to our NEOs prior to fiscal 2019 vest annually over 35 months from the grant date in approximately equal increments each May. The Compensation Committee may also grant RSUs with different vesting schedules when necessary for new hires, retention, succession planning, or other factors.
For fiscal 2020, 50% of the total target value of our NEOs’ annual equity awards were made in the form of RSUs. For information on RSUs awarded to our NEOs in fiscal 2020, please see the information below under the heading entitled “Our NEOs’ Fiscal 2020 Compensation — Fiscal 2020 Annual Equity Awards Granted in June 2019.”

Other Performance-Based Equity Awards
As discussed above under “Compensation Principles — Promoting Pay-for-Performance,” we believe a significant portion of each NEO’s total compensation should be provided in the form of long-term equity to enhance alignment between the interests of our NEOs and our stockholders and to promote long-term retention of a strong leadership team in an industry and geographic area that are highly competitive for executive talent. From time to time, the Board of Directors and the Compensation Committee may determine that it is necessary to grant performance-based awards outside of our annual equity program to incentivize and retain key executives, including our NEOs, who are critical to our continued strong growth and success.
As described in our fiscal 2018 proxy statement, in fiscal 2018, Mr. Wilson, Mr. Jorgensen and Mr. Moss were granted special equity awards comprised of performance-based incremental restricted stock units (“PIRSUs”) that were approved by the Compensation Committee and the Board of Directors (in the case of Mr. Wilson). The PIRSUs were designed to incentivize and retain these key executives by (1) establishing a four-year performance period beginning in fiscal 2018 and ending in fiscal 2021, which is a longer performance period than the period applicable to our annual equity awards, and (2) tying vesting of the PIRSUs to the achievement of aggressive growth targets in the Company’s non-GAAP net revenue and free cash flow (“FCF”), weighted equally, over the four-year performance period. Achievement of the performance targets at threshold, target or maximum levels will result in payouts of 50%, 100% or 200% of the portion of the target award allocated to each metric, respectively, with linear interpolation applying to attainment between these levels. If the applicable targets are not met, the portion of the award associated with that performance target does not pay out and will be forfeited. For the reasons described in the “Compensation Discussion and Analysis” section of our fiscal 2018 proxy statement, we have not disclosed our non-GAAP net revenue and FCF targets due to competitive concerns. The PIRSUs, or a portion thereof, will cliff vest on May 26, 2021, provided one or both of the performance targets are achieved at threshold levels and the NEO remains employed on the vesting date. For additional information about the PIRSUs, including information on the performance metrics, please refer to the “Compensation Discussion and Analysis” section of our fiscal 2018 proxy statement.
Use of Non-GAAP Financial Measures
The Company uses certain adjusted non-GAAP financial measures when establishing performance-based bonus targets and vesting criteria for certain equity awards, such as non-GAAP net revenue, non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP diluted shares, and free cash flow. We believe that these non-GAAP financial measures provide meaningful supplemental information about the Company’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting for future periods and when assessing the performance of the organization. These non-GAAP financial measures exclude the following items as applicable, in each reporting period: acquisition-related expenses, change in deferred net revenue (online-enabled games), platform fees, income tax rate adjustments, and stock-based compensation. In addition, for purposes of assessing non-GAAP earnings per share for our cash bonus program, we adjust to exclude bonus expense.
OUR NEOS’ FISCAL 2020 COMPENSATION
Fiscal 2020 Annual Base Salary
Base salaries for our NEOs are reviewed annually by the Compensation Committee and the Board of Directors. To determine an executive’s base salary, the Compensation Committee and the Board of Directors (in Mr. Wilson’s case), with assistance from Compensia, consider factors such as individual performance, the market for similar positions, including the pay practices for comparable positions at the companies in our peer group, level of responsibilities, complexity of role, experience, and internal compensation alignment.
As part of its May 2019 annual compensation review, the Compensation Committee approved fiscal 2020 base salary increases, effective June 1, 2019, of 3% for each of Ms. Miele and Messrs. Moss and Bruzzo, bringing each such NEO’s annual base salary to $695,250. These increases in base salary for fiscal 2020 were made in recognition of their performance and contributions and were in line with Company-wide base salary merit increases for strong performers. The Board of Directors and the Compensation Committee made no changes to the base salaries for Messrs. Wilson and Jorgensen.

Fiscal 2020 Performance Cash Bonus Awards
Each fiscal year, the Compensation Committee, and the Board of Directors for Mr. Wilson, sets the amounts of the target annual performance cash bonus awards as a percentage of each executive’s base salary (“target bonus”) based on factors including individual performance, the market for similar positions, including the pay practices of our peer group for comparable positions, level of responsibilities, complexity of role, and internal compensation alignment.
The Board of Directors, in the case of Mr. Wilson, and the Compensation Committee, in the case of the other NEOs, determined that there would be no increases in the target bonus percentages for the NEOs for fiscal 2020.

	Base Salary for Fiscal 2020 ($)	Target Bonus Percentage for Fiscal 2020
Mr. Wilson	1,200,000	200%
Mr. Jorgensen	850,000	125%
Ms. Miele	691,875	100%
Mr. Moss	691,875	100%
Mr. Bruzzo	691,875	100%
Performance cash bonus awards represented approximately 55% of the average of our NEOs’ annual target total cash compensation, thus putting at risk a significant portion of our NEOs’ cash compensation.
Fiscal 2020 Company Bonus Funding Percentage: In order to align our NEOs’ bonus payouts to the performance of the Company, each NEO’s annual performance cash bonus award is tied to the bonus funding percentage applied to our overall Company bonus pool. Funding of the Company-wide bonus pool is based 50% on Company financial performance, with equal weighting given to our non-GAAP net revenue and non-GAAP diluted earnings per share, and 50% on our business performance. In addition, the Compensation Committee may exercise discretion (upwards, subject to the maximum payouts, or downwards) to adjust the bonus pool funding percentage further.
In fiscal 2020, our non-GAAP net revenue of $5.21 billion was approximately 102.2% of our $5.10 billion target and reflected a 5.4% increase from our actual fiscal 2019 non-GAAP net revenue of $4.94 billion. Our non-GAAP diluted earnings per share of $4.81 for fiscal 2020 was approximately 109.3% of our $4.40 target and reflected a 13.2% increase from our actual fiscal 2019 non-GAAP earnings per share of $4.25. The Company’s financial performance resulted in a bonus pool funding percentage of 128.0%, based on the equal weighting of non-GAAP net revenue and non-GAAP diluted earnings per share. After reviewing and considering the Company’s business performance for fiscal 2020, as highlighted above under “Fiscal 2020 Summary of EA’s Business” and “Fiscal 2020 GAAP Financial Results and Operating Highlights,” the Compensation Committee determined to fund the business performance component of the Company bonus pool at the same percentage as the financial performance component. The Company bonus pool was funded at 128.0% of aggregate employee target bonuses.
Appendix A to this Proxy Statement provides a reconciliation between our non-GAAP financial measures and our audited financial statements.
Fiscal 2020 Individual Performance Measures and Achievements: The Board of Directors (in the case of Mr. Wilson) and the Compensation Committee, in consultation with Mr. Wilson and our Chief People Officer (in the case of all other NEOs), assessed the individual performance of our NEOs in determining the final performance cash bonus payouts for fiscal 2020, as set forth below:

FISCAL 2020 PERFORMANCE CASH BONUSES
	Target Annual Bonus Award	Company Bonus Funding Percentage (128.0%)	Actual Fiscal 2020 Performance Cash Bonus
Mr. Wilson	$2,400,000	$3,072,000	$4,000,000
Mr. Jorgensen	$1,062,500	$1,360,000	$1,700,000
Ms. Miele	$691,875	$885,600	$1,175,000
Mr. Moss	$691,875	$885,600	$1,125,000
Mr. Bruzzo	$691,875	$885,600	$1,125,000

Performance Cash Bonus Award for the CEO: In determining Mr. Wilson’s actual performance cash bonus award, the Board of Directors considered the weighting and achievement of Mr. Wilson’s fiscal 2020 objectives set forth below.

Fiscal 2020 CEO Objectives	Target	Actual(1)
Non-GAAP Financial Objectives (60% weight):
(in millions, except earnings per share and percentages)
Net Revenue	$5,100	$5,211
Gross Profit	$3,940	$4,019
Operating Expenses	$2,370	$2,353
Diluted Earnings Per Share (based on share count of 303 million shares(2))	$4.40	$4.68
Operating Cash Flow	$1,620	$1,797

Strategic and Operative Objectives (40% weight):
Execution of fiscal 2020 objectives to create great games and services, including metrics related to title launches, growth in live services, service availability, player experience and subscriber growth
Execution of fiscal 2020 objectives to foster effective player engagement through in-game services and competitive gaming initiatives, including metrics related to engagement, retention and viewership
Organizational health, including metrics relating to succession planning, employee engagement, performance management, and increasing diversity of women and underrepresented minorities within EA’s global workforce

(1)Appendix A to this Proxy Statement provides a reconciliation between our non-GAAP financial measures and our audited financial statements.
(2)For purpose of measuring achievement of Mr. Wilson’s diluted earnings per share objective, a share count of 303 million was used to be consistent with the fiscal 2020 financial plan approved by the Board of Directors.
Factors that the Board of Directors considered in determining Mr. Wilson’s individual performance included: his leadership of the Company’s fiscal 2020 game portfolio and ongoing development of new IP, including the launch of Star Wars Jedi: Fallen OrderTM, and continued success in top franchises, with Madden NFL 20 being the most successful game ever in the franchise to date, setting multiple records for player engagement; his leadership in growing and delivering live services to expand reach and deepen player engagement, including growing player bases for Battlefield and FIFA, with the release of FIFA 20 and updates to FIFA Ultimate Team; reaching over 20 million unique players worldwide in The SimsTM 4 life-to-date; leading the successful turnaround of Star WarsTM BattlefrontTM II with critics re-reviewing the game to high scores and exceptional player sentiment; and achieving record live services net bookings of $2,779 million for the fiscal year. Mr. Wilson’s focus on fostering diverse and inclusive talent within the Company, succession planning, and the implementation of his strategy and direction for the Company for fiscal 2020, also were considered.
Fiscal 2020 Performance Cash Bonus Award Determination for the Other NEOs
Mr. Jorgensen, Chief Operating Officer and Chief Financial Officer
To determine Mr. Jorgensen’s actual performance cash bonus award, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2020, as well as Mr. Jorgensen’s individual performance, including: his role helping the Company achieve record cash flow provided by operations in fiscal 2020 of $1,797 million, while continuing to efficiently manage the Company’s operating expenses; his leadership growing sales across EA’s broad portfolio and diverse business models, including live services, for which we achieved record net bookings of $2,779 million for the fiscal year; his management of the Company’s stock repurchase program, including the repurchase of 12.3 million shares, returning over $1.2 billion to stockholders; and effectively managing communications with investors and stockholders.

Ms. Miele, Chief Studios Officer
To determine Ms. Miele’s actual performance cash bonus award, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2020, as well as Ms. Miele’s individual performance, including: the successful launch of eight new games during fiscal 2020, including, Star Wars Jedi: Fallen OrderTM, which won several awards, including the award for best adventure game at the 2020 D.I.C.E. awards; Madden NFL 20, our most successful game ever in the franchise to date, setting multiple records for player engagement; growth in our FIFA franchise with the release of FIFA 20, with VOLTA Football bringing an all-new dimension to the game, and deepening player engagement with updates to FIFA Ultimate Team; the release of Need for SpeedTM Heat and Plants vs. Zombies: Battle for NeighborvilleTM; the successful turnaround of Star WarsTM BattlefrontTM II with critics re-reviewing the game to high scores and exceptional player sentiment; the continued expansion and success of BattlefieldTM V, The SimsTM 4 and Apex LegendsTM, which won Best Multiplayer at the 2020 BAFTA Game Awards; improved player engagement with our products and the increase in digital revenue driven by live service engagement, including for FIFA, Madden NFL, Apex LegendsTM, and The SimsTM 4; and Ms. Miele’s overall leadership of our worldwide studios.
Mr. Moss, Chief Technology Officer
To determine Mr. Moss’ actual performance cash bonus award, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2020, as well as Mr. Moss’ individual performance, including: the successful scaling and enhancement of EA’s digital platform, the technology supporting our growing digital business; his leadership of EA’s proprietary game engine technology, Frostbite; his team’s support of the Company’s products and services, such as ensuring the platform performance, security, stability, availability and timely delivery of the Company’s games, all of which was critical to the strong execution exhibited in fiscal 2020 with the launch of eight major games; and leading development of EA’s new technological innovations.
Mr. Bruzzo, Chief Marketing Officer
To determine Mr. Bruzzo’s actual performance cash bonus award, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2020, as well as Mr. Bruzzo’s individual performance, including: successful multichannel global marketing campaigns for EA’s major titles, including Star Wars Jedi: Fallen OrderTM and Madden NFL 20; broadening the reach of EA’s subscription services, which are now available on three major platforms; his leadership growing sales across EA’s broad portfolio and diverse business models, including live services; the expansion and execution of EA PLAY in June 2019, the Company’s annual games showcase event; deepening EA’s player relationships with a focus on engagement and retention; and his overall leadership of our marketing, publishing and analytics organization.
In addition to the achievements described above for our CEO and other NEOs, the Compensation Committee considered the NEOs’ leadership in response to the unprecedented challenges of the COVID-19 pandemic. During the last quarter of fiscal 2020, beginning with the impact to our Asian operations and subsequently impacting substantially all of our business, our NEOs executed strategies addressing employee health and safety, business continuity, risk mitigation, and information technology to respond to the rapidly evolving situation of the pandemic. Among other things, we mobilized quickly to support our global workforce by enabling employees to work from home, enhancing our information technology systems to support our distributed workforce, mitigating the disruption to operations brought about by stay-at-home orders, and by continuing to deliver on our objectives. During this extraordinary time, our talented and dedicated teams worked to deliver new experiences for our players, including our “Stay & Play” program, designed to bring our global gaming community together virtually during a time when physical distancing has become the norm.
Fiscal 2020 Annual Equity Awards Granted in June 2019
The NEOs’ annual equity awards for fiscal 2020 were comprised of 50% PRSUs with vesting tied to the Company’s TSR relative to those companies listed in the NASDAQ-100 Index, and 50% RSUs with a 35-month vesting schedule, each as described above under “Our Elements of Pay — Equity Compensation — Annual Equity Awards.” The award mix serves to align the interests of our NEOs and our stockholders and to promote long-term retention of a strong leadership team in an industry and geographic area that is highly competitive for executive talent. Our executives are highly desirable candidates for competitors in the gaming industry, as well as broader technology companies, including those pursuing interactive entertainment.

In making the determinations for the size of each NEO’s annual equity award, the Board of Directors, in the case of Mr. Wilson, and the Compensation Committee, in the case of all other NEOs, reviewed and considered various factors and information, including Company performance, each NEO’s role, individual performance, the value of their unvested equity awards for retention considerations, the grant date fair-value of the award, competitive market practices, including benchmarking data for the position, and internal compensation alignment among our executive officers.
Approximately 80% of our NEOs’ average aggregate annual target total direct compensation for fiscal 2020 was delivered in the form of long-term equity awards (excluding the special performance-based restricted stock unit awards granted to Ms. Miele and Messrs. Jorgensen and Moss in November 2019, as described below under “Special Performance-Based Restricted Stock Unit Awards Granted in November 2019” because we do not consider these awards to be part of their annual target total direct compensation).
The following table shows the target value of the annual equity awards granted to our NEOs in fiscal 2020:

	Target PRSUs(1)(2) ($)	RSUs(1)(2) ($)
Mr. Wilson	7,500,000	7,500,000
Mr. Jorgensen	3,750,000	3,750,000
Ms. Miele	2,750,000	2,750,000
Mr. Moss	2,750,000	2,750,000
Mr. Bruzzo	2,500,000	2,500,000

(1)Represents the target value of the awards approved by the Compensation Committee on May 15, 2019 and the Board of Directors on May 16, 2019, in the case of Mr. Wilson. On the date of grant, the values above were converted into a number of PRSUs or RSUs, as applicable, based on the closing price of our common stock on the grant date of $92.44, rounded down to the nearest whole unit.
(2)Awards granted on June 17, 2019.
Special Performance-Based Restricted Stock Unit Awards Granted in November 2019
In November 2019, the Compensation Committee approved the grant of special performance-based restricted stock unit awards (the “November 2019 PRSUs”) to Ms. Miele and Messrs. Jorgensen and Moss. The November 2019 PRSUs were granted to retain and incentivize these key executives, whom the Compensation Committee believes are critical to the Company’s ability to achieve its long-term strategic plan and to further align the incentives of our key executives with stockholder interests. The Compensation Committee considered the Company’s increased financial and operating performance and outlook and the competitive landscape for executive talent in the industry, including among broader technology companies with significantly greater resources pursuing interactive entertainment. No other member of the Company’s executive team, including our CEO, received such awards.
The terms of the November 2019 PRSUs are substantially the same as the PRSUs granted as part of the NEOs’ annual equity awards, as described above under “Our Elements of Pay — Equity Compensation — Annual Equity Awards — PRSUs,” with key differences described below:
•a four-year performance period beginning September 29, 2019 and ending on September 30, 2023;
•two vesting measurement periods, with the first period beginning on September 29, 2019 and ending on October 2, 2021; and the second period beginning on September 29, 2019 and ending on September 30, 2023; and
•two tranches with one-half of the target number of November 2019 PRSUs eligible to be earned at each vesting measurement period, with the payout ranging from 0% to 200% of the target November 2019 PRSUs for the applicable tranche, based on the Company’s Relative NASDAQ-100 TSR Percentile, as described above under “Our Elements of Pay — Equity Compensation — Annual Equity Awards — PRSUs.”

The Compensation Committee determined the size of the November 2019 PRSUs as a means to provide significant retention and incentive motivations to the participants. The following table shows the target value of the November 2019 PRSUs granted to Ms. Miele and Messrs. Jorgensen and Moss in fiscal 2020:

Target November 2019 PRSUs(1)(2) ($)
Mr. Jorgensen	7,500,000
Ms. Miele	7,000,000
Mr. Moss	5,500,000

(1)Represents the target value of the awards approved by the Compensation Committee on November 5, 2019. On the date of grant, the values above were converted into a number of November 2019 PRSUs based on the closing price of our common stock on the grant date of $97.39, rounded down to the nearest whole unit.
(2)Awards were granted on November 18, 2019.
For each of Messrs. Jorgensen and Moss, the award reflected a target value of PRSUs equivalent to his prior annual equity award. For Ms. Miele, her award reflected an increase from the value of her prior annual equity award, as the Compensation Committee considered her increased responsibilities within her role as Chief Studios Officer.
OTHER COMPENSATION INFORMATION
Benefits and Retirement Plans
We provide a wide array of significant employee benefit programs to all of our regular, full-time employees, including our NEOs, including medical, dental, prescription drug, vision care, disability insurance, life insurance, accidental death and dismemberment (“AD&D”) insurance, a flexible spending plan, business travel accident insurance, an educational reimbursement program, an adoption assistance program, an employee assistance program, an employee stock purchase plan, paid time off, and relocation assistance.
We offer retirement plans to our employees based upon their country of employment. In the United States, our employees, including our NEOs, are eligible to participate in a tax-qualified 401(k) plan, with a Company discretionary matching contribution of up to 6% of eligible compensation. The amount of the total matching contribution is determined based on the Company’s fiscal year performance. We also maintain a nonqualified deferred compensation plan in which executive-level employees, including our NEOs and our directors, are eligible to participate. None of our NEOs participated in the deferred compensation plan during fiscal 2020.
Perquisites and Other Personal Benefits
While our NEOs generally receive the same benefits that are available to our other regular, full-time employees, they also receive certain additional benefits, including access to a Company-paid physical examination program, and greater maximum benefit levels for life insurance, AD&D, and long-term disability coverage. We consider these benefits to be standard components of a competitive executive compensation package. Our officers with a ranking of vice president and above and certain worldwide studio organization employees are also eligible to participate in the EA Executive and Studio Leadership Digital Game Benefit program. Company reimbursed air and ground transportation generally is limited to business travel.
Change in Control Arrangements and Severance
Our executives with a ranking of senior vice president and above are eligible to participate in the Electronic Arts Inc. Change in Control Plan (the “CiC Plan”), which is a “double-trigger” change in control plan that provides our executives with payments and benefits if they incur a qualifying termination of employment in connection with a change in control. For more information on the CiC Plan, please refer to the information included under the heading “Potential Payments Upon Termination or Change in Control” below.
We also maintain an ERISA-regulated severance plan (the “Severance Plan”) that applies generally to our regular full-time U.S.-based employees. Under the Severance Plan, eligible employees (including our executive officers) whose employment is involuntarily terminated in connection with a reduction in force may receive a cash severance payment and premiums for continued health benefits, if such benefits are continued pursuant to COBRA. Any severance arrangements with our NEOs, whether paid pursuant to the Severance Plan or otherwise, require the prior approval of the Compensation Committee. In the event of a change in control of the Company, any cash severance payable under the Severance Plan may be reduced, in whole or in part, by any amount paid under the CiC Plan.

Stock Ownership Holding Requirements
We maintain stock ownership holding requirements for our Section 16 officers. Our Section 16 officers who hold the title of senior vice president must maintain stock ownership equal to at least 1x their base salary. The stock ownership multiple increases to 2x base salary for Section 16 officers who are executive vice presidents and 5x base salary for our CEO. We test the stock ownership holding requirement on an annual basis, and any Section 16 officer not in compliance with these guidelines must hold 50% of any net after-tax shares vesting from equity awards until the applicable requirement is met.
As of March 28, 2020, the last day of fiscal 2020, each of our executive officers had either met his or her then-applicable stock ownership holding requirement or had not yet reached the date on which he or she is required to meet his or her ownership requirement, which is generally 50 months from the date of hire or appointment.
Insider Trading, Anti-Hedging and Anti-Pledging Policies
Please see page 14 of this Proxy Statement under the heading “Insider Trading, Anti-Hedging and Anti-Pledging Policies.” These policies are also applicable to our NEOs.
Compensation Recovery (Clawbacks)
Our equity award agreements provide that if an employee engages in fraud or other misconduct that contributes to an obligation to restate the Company’s financial statements, the Compensation Committee may terminate the equity award and recapture any equity award proceeds received by the employee within the 12-month period following the public issuance or filing of the financial statements required to be restated.
Risk Considerations
The Compensation Committee considers, in establishing and reviewing our compensation programs, whether the programs encourage unnecessary or excessive risk taking and has concluded that they do not. See the section of this Proxy Statement entitled “Oversight of Risk Issues — Compensation Risk Assessment” above for an additional discussion of risk considerations.
Impact of Tax Treatment
Historically, Section 162(m) of the Internal Revenue Code precluded a public company from taking a tax deduction for annual compensation in excess of $1 million paid to its chief executive officer and the three most highly paid executive officers other than the chief financial officer (“covered employees”); this limitation did not apply to compensation that satisfied tax code requirements for qualifying performance-based compensation. However, effective for taxable years beginning on or after January 1, 2018, the Tax Cuts and Jobs Act of 2017 (“Tax Act”) repealed the performance-based compensation exception, revised the definition of covered employees to include any individual who served as the chief executive officer or chief financial officer at any time during the taxable year, and provides that once an individual is considered a covered employee for any taxable year beginning after December 31, 2016, he or she will be considered a covered employee for all future years, including following any termination of employment. As a result, compensation paid to covered employees in excess of $1 million generally will be nondeductible, regardless of whether it is performance-based. Transition rules under the Tax Act allow payments made pursuant to written binding contracts in effect as of November 2, 2017 (if they are not materially modified after that date), to be deductible based on the pre-Tax Act rules. To the extent applicable to our existing contracts and awards, we intend to deduct such payments as appropriate, but there is no guarantee that such payments will be deductible.
We do not intend to change our pay-for-performance approach to awarding executive pay even though the Tax Act effectively eliminated the tax benefits of awarding qualifying performance-based compensation. At the same time, the Compensation Committee believes it is important to retain discretion and maximum flexibility in designing appropriate executive compensation programs and establishing competitive forms and levels of executive compensation that are in the best interests of the Company and our stockholders.
We do not provide any executive officer, including any NEO, with any excise tax “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code. Section 409A of the Internal Revenue Code imposes additional significant taxes and penalties on the individual if an executive officer, director or other service provider is entitled to “deferred compensation” that does not comply with the requirements of Section 409A of the Internal Revenue Code. We have structured deferred compensation in a manner intended to comply with or be exempt from Section 409A of the Code, and the regulations and other guidance promulgated thereunder.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The following Compensation Committee Report on Executive Compensation shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that EA specifically incorporates it by reference into a filing.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE MEMBERS
Jay C. Hoag (Chair)
Leonard S. Coleman
Heidi Ueberroth

EXECUTIVE COMPENSATION
FISCAL 2020 SUMMARY COMPENSATION TABLE
The following table shows information concerning the compensation earned by or awarded to our Chief Executive Officer, our Chief Operating and Financial Officer, and our next three most highly compensated executive officers, in each case, for fiscal 2020, and, where applicable, fiscal 2019 and fiscal 2018. For purposes of the compensation tables that follow, we refer to these individuals collectively as the “Named Executive Officers” or “NEOs.”

Name and Principal Position for Fiscal 2020	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Andrew Wilson	2020	1,200,000	16,022,956	4,000,000	142,795	21,365,751
Chief Executive Officer	2019	1,192,308	17,090,597	—	37,166	18,320,071
	2018	1,141,731	32,025,759	2,500,000	61,274	35,728,764
Blake Jorgensen	2020	850,000	16,864,334	1,700,000	96,247	19,510,581
Chief Operating and	2019	850,000	8,545,299	—	16,564	9,411,863
Financial Officer	2018	794,211	17,377,775	1,100,000	14,055	19,286,041
Laura Miele	2020	691,745	14,137,880	1,175,000	79,900	16,084,525
Chief Studios Officer	2019	675,000	6,266,288	—	11,544	6,952,832
Kenneth Moss	2020	691,745	12,367,266	1,125,000	79,710	14,263,721
Chief Technology Officer	2019	675,000	6,266,288	—	13,592	6,954,880
	2018	645,865	13,242,574	630,000	14,327	14,532,766
Chris Bruzzo	2020	691,745	5,340,920	1,125,000	71,597	7,229,262
Chief Marketing Officer	2019	675,000	5,696,866	—	15,326	6,387,192
	2018	620,865	4,539,994	530,000	22,433	5,713,292

(1)Represents the aggregate grant date fair value of RSUs, PRSUs, November 2019 PRSUs (with respect to fiscal 2020), and PIRSUs (with respect to fiscal 2018). Grant date fair value is determined for financial statement reporting purposes in accordance with FASB ASC Topic 718 and the amounts shown may not reflect the actual value realized by the recipient. For RSUs and PIRSUs, grant date fair value is calculated using the closing price of our common stock on the grant date, with the PIRSUs being valued at target. For the PRSUs and November 2019 PRSUs, which are subject to market conditions related to total stockholder return, the grant date fair value reported is based upon the probable outcome of such conditions using a Monte-Carlo simulation model. For additional information regarding the valuation methodology for RSUs, PRSUs, November 2019 PRSUs, and PIRSUs, see Note 15, “Stock-Based Compensation and Employee Benefit Plans,” to the Consolidated Financial Statements in our Annual Report. The PRSUs and November 2019 PRSUs granted to our NEOs in fiscal 2020 are referred to as “Market-Based Restricted Stock Units” in Note 15, “Stock-Based Compensation and Employee Benefit Plans,” to the Consolidated Financial Statements in our Annual Report.
The actual vesting of the PRSUs and the November 2019 PRSUs will be between 0% and 200% of the target number of PRSUs and November 2019 PRSUs granted. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $14,999,869 for Mr. Wilson, $7,499,842 for Mr. Jorgensen, $5,499,995 for Ms. Miele, $5,499,995 for Mr. Moss, and $4,999,895 for Mr. Bruzzo, which is based on maximum vesting of the PRSUs multiplied by the closing price of our common stock on the grant date. The value of the November 2019 PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $14,999,813 for Mr. Jorgensen, $13,999,813 for Ms. Miele, and $10,999,811 for Mr. Moss, which is based on maximum vesting of the November 2019 PRSUs multiplied by the closing price of our common stock on the grant date. For additional information regarding the specific terms of the PRSUs and November 2019 PRSUs granted to our NEOs in fiscal 2020, see the “Fiscal 2020 Grants of Plan-Based Awards Table” below.
(2)Represents amounts awarded to each NEO under the Executive Bonus Plan for fiscal 2020. For additional information about the bonuses paid to our NEOs in fiscal 2020, see “Our NEOs’ Fiscal 2020 Compensation — Fiscal 2020 Performance Cash Bonus Awards” in the “Compensation Discussion and Analysis” above.

(3)
Fiscal 2020 All Other Compensation

Name	Insurance Premiums ($)(A)	401(k) Contributions ($)(B)	Other ($)(C)
Andrew Wilson	1,270	12,600	128,925
Blake Jorgensen	1,270	12,600	82,377
Laura Miele	1,270	12,736	65,894
Kenneth Moss	1,270	12,709	65,731
Chris Bruzzo	1,270	12,709	57,618

(A)Amounts shown represent premiums paid on behalf of our NEOs under Company sponsored group life insurance, AD&D and long-term disability programs.
(B)Amounts shown reflect Company matching contributions under the Company’s 401(k) plan.
(C)For each NEO, amounts include the value of a one-time payment of accrued paid time off in connection with the transition in fiscal 2020 to a flexible time-off policy for executives in the amount of $101,360 for Mr. Wilson, $81,731 for Mr. Jorgensen, $64,904 for Ms. Miele, $64,904 for Mr. Moss, and $57,015 for Mr. Bruzzo. For Mr. Wilson, the amount also includes imputed income of $1,084 attributable to personal air travel; membership dues of $25,000 for an executive organization; and $743 for video game codes and a leadership team event gift.

FISCAL 2020 GRANTS OF PLAN-BASED AWARDS TABLE
The following table shows information regarding non-equity incentive and equity plan-based awards granted to our NEOs during fiscal 2020.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Approval Date(1)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Andrew Wilson
Annual Bonus Opportunity	—	—	2,400,000	5,000,000	—	—	—	—
PRSUs	6/17/2019	5/16/2019	—	—	81,133	162,266	—	8,523,022
RSUs	6/17/2019	5/16/2019	—	—	—	—	81,133	7,499,935
Blake Jorgensen
Annual Bonus Opportunity	—	—	1,062,500	3,187,500	—	—	—	—
PRSUs	6/17/2019	5/15/2019	—	—	40,566	81,132	—	4,261,458
November 2019 PRSUs	11/18/2019	11/5/2019	—	—	77,009	154,018	—	8,852,955
RSUs	6/17/2019	5/15/2019	—	—	—	—	40,566	3,749,921
Laura Miele
Annual Bonus Opportunity	—	—	691,875	2,075,625	—	—	—	—
PRSUs	6/17/2019	5/15/2019	—	—	29,749	59,498	—	3,125,132
November 2019 PRSUs	11/18/2019	11/5/2019	—	—	71,875	143,750	—	8,262,750
RSUs	6/17/2019	5/15/2019	—	—	—	—	29,749	2,749,998
Kenneth Moss
Annual Bonus Opportunity	—	—	691,875	2,075,625	—	—	—	—
PRSUs	6/17/2019	5/15/2019	—	—	29,749	59,498	—	3,125,132
November 2019 PRSUs	11/18/2019	11/5/2019	—	—	56,473	112,946	—	6,492,136
RSUs	6/17/2019	5/15/2019	—	—	—	—	29,749	2,749,998
Chris Bruzzo
Annual Bonus Opportunity	—	—	691,875	2,075,625	—	—	—	—
PRSUs	6/17/2019	5/15/2019	—	—	27,044	54,088	—	2,840,972
RSUs	6/17/2019	5/15/2019	—	—	—	—	27,044	2,499,947

(1)Each grant was approved on the approval date indicated above by our Compensation Committee or the Board of Directors, in the case of our CEO, for the grant on the specific grant date indicated above.
(2)The amounts shown represent the target and maximum amount of cash bonus plan awards provided for under the Executive Bonus Plan for all NEOs. The target amounts are pre-established as a percentage of salary and the maximum amounts represent the greatest payout that could be made under the Executive Bonus Plan. For more information regarding our NEOs’ bonus targets for fiscal 2020, an explanation of the amount of salary and bonus targets in proportion to total compensation and the actual cash bonus earned by each NEO for fiscal 2020, see the sections titled “Our Elements of Pay” and “Our NEOs’ Fiscal 2020 Compensation” in the “Compensation Discussion and Analysis” above.
(3)Represents awards of PRSUs granted to each of our NEOs under our 2000 EIP and awards of November 2019 PRSUs granted to certain of our NEOs under our 2019 EIP.
The PRSUs are earned over a three-year performance period. The number of PRSUs that may be earned and eligible to vest is based on EA’s Relative NASDAQ-100 TSR Percentile measured over 12-month, 24-month cumulative and 36-month cumulative periods, subject to the NEO’s continuous employment with us through the applicable vesting date(s). The November 2019 PRSUs are earned over a four-year performance period. The number of November 2019 PRSUs that may be earned and eligible to vest is based on EA’s Relative NASDAQ-100 TSR Percentile measured over 8-quarter and cumulative 16-quarter periods, subject to the NEO’s continuous employment with us through the applicable vesting date(s).
For additional information regarding the specific terms of the PRSUs and the November 2019 PRSUs granted in fiscal 2020, see the sections titled “Our NEOs’ Fiscal 2020 Compensation — Annual Equity Awards — PRSUs” and “Our NEOs’ Fiscal 2020 Compensation — Special Performance-Based Restricted Stock Unit Awards Granted in November 2019” in the “Compensation Discussion and Analysis” above.
(4)Represents awards of RSUs granted to our NEOs under our 2000 EIP. RSUs vested as to one-third of the units on May 17, 2020; the remainder of the units will vest in approximately equal increments every six months thereafter until the award is fully vested on May 17, 2022, subject to the NEO’s continued employment with us through each applicable vesting date. For additional information regarding the specific terms of the RSUs granted to our NEOs in fiscal 2020, see the section titled “Equity Compensation — Annual Equity Awards — RSUs” in the “Compensation Discussion and Analysis” above.
(5)Amounts determined pursuant to FASB ASC Topic 718. For grants of RSUs, represents the aggregate grant date fair value of RSUs calculated using the closing price of our common stock on the date of grant. For grants of PRSUs and November 2019 PRSUs that are subject to market conditions related to total stockholder return, the grant date fair value reported is based upon the probable outcome of such conditions using a Monte-Carlo simulation method. For a more detailed discussion of the valuation methodology and assumptions used to calculate grant date fair value, see Note 15 “Stock-Based Compensation and Employee Benefit Plans,” to the Consolidated Financial Statements in our Annual Report; the PRSUs and November 2019 PRSUs granted to our NEOs in fiscal 2020 are referred to as “Market-Based Restricted Stock Units” in Note 15 to the Consolidated Financial Statements in our Annual Report.

OUTSTANDING EQUITY AWARDS AT FISCAL 2020 YEAR-END TABLE
The following tables show information regarding outstanding stock options, RSUs, PRSUs, November 2019 PRSUs and PIRSUs held by our NEOs as of the end of fiscal 2020.
All stock options, RSUs, PRSUs and PIRSUs were granted pursuant to our 2000 EIP. The November 2019 PRSUs were granted pursuant to our 2019 EIP. The market value of the unvested RSUs, PRSUs, November 2019 PRSUs and PIRSUs is determined by multiplying the number of unvested RSUs by $95.37, the per share closing price of the Company’s common stock on March 27, 2020, the last trading day of fiscal 2020.

	Outstanding Option Awards(1)
	Option Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name		Exercisable	Unexercisable
Andrew Wilson	10/31/2013	550,000	—	26.25	10/31/2023
	6/16/2014	166,389	—	35.70	6/16/2024
Blake Jorgensen	6/16/2014	24,275	—	35.70	6/16/2024
Laura Miele	6/16/2014	13,706	—	35.70	6/16/2024
Kenneth Moss	7/16/2014	122,850	—	37.12	7/16/2024
Chris Bruzzo	9/16/2014	38,402	—	37.02	9/16/2024

(1)All outstanding options were vested and exercisable as of March 28, 2020, the last day of fiscal 2020.

		Outstanding Stock Awards
		Time-Based Vesting Awards		Performance-Based Vesting Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrew Wilson	6/16/2017	—	—	39,364(1)	3,754,145
	6/18/2018	—	—	51,774(1)	4,937,686
	6/17/2019	—	—	81,133(1)	7,737,654
	6/16/2017	—	—	135,734(2)	12,944,952
	6/16/2017	22,623(3)	2,157,556	—	—
	6/18/2018	25,887(4)	2,468,843	—	—
	6/17/2019	81,133(4)	7,737,654	—	—

Blake Jorgensen	6/16/2017	—	—	17,058(1)	1,626,821
	6/18/2018	—	—	25,887(1)	2,468,843
	6/17/2019	—	—	40,566(1)	3,868,779
	6/16/2017	—	—	90,489(2)	8,629,936
	11/18/2019	—	—	77,009(5)	7,344,348
	6/16/2017	9,803(3)	934,912	—	—
	6/18/2018	12,943(4)	1,234,374	—	—
	6/17/2019	40,566(4)	3,868,779	—	—

Laura Miele	6/16/2017	—	—	9,186(1)	876,069
	6/18/2018	—	—	18,983(1)	1,810,409
	6/17/2019	—	—	29,749(1)	2,837,162
	11/18/2019	—	—	71,875(5)	6,854,719
	6/16/2017	5,279(3)	503,458	—	—
	6/18/2018	9,492(4)	905,252	—	—
	6/17/2019	29,749(4)	2,837,162	—	—

Kenneth Moss	6/16/2017	—	—	14,434(1)	1,376,571
	6/18/2018	—	—	18,983(1)	1,810,409
	6/17/2019	—	—	29,749(1)	2,837,162
	6/16/2017	—	—	63,342(2)	6,040,927
	11/18/2019	—	—	56,473(5)	5,385,830
	6/16/2017	8,295(3)	791,094	—	—
	6/18/2018	9,492(4)	905,252	—	—
	6/17/2019	29,749(4)	2,837,162	—	—

Chris Bruzzo	6/16/2017	—	—	10,498(1)	1,001,194
	6/18/2018	—	—	17,258(1)	1,645,895
	6/17/2019	—	—	27,044(1)	2,579,186
	6/16/2017	6,033(3)	575,367	—	—
	6/18/2018	8,629(4)	822,948	—	—
	6/17/2019	27,044(4)	2,579,186	—	—

(1)Represents PRSUs assuming target achievement levels of 100%. One-third of the PRSUs from each grant (plus, if applicable, any Remaining Award Units), are available to be earned and converted into shares one month prior to each of the first three anniversaries of the grant date (each such date a “Vesting Opportunity”). The number of PRSUs that are earned and eligible to vest for a given Vesting Opportunity is based on EA’s Relative NASDAQ-100 TSR Percentile for the applicable measurement period. For additional information regarding the specific terms of the PRSUs granted to our NEOs, including the actual percentage attainment for the outstanding PRSUs that were earned at the end of fiscal 2020 and vested in May 2020, see the discussion under the section titled “Equity Compensation — Annual Equity Awards — PRSUs” in the “Compensation Discussion and Analysis” above.

(2)Represents PIRSUs, assuming target achievement levels of 100%. The number of PIRSUs that may vest is based on the achievement of one or both of the non-GAAP net revenue and FCF goals over the four-year performance period. For additional information regarding the specific terms of the PIRSUs granted to certain of our NEOs, see the discussion under the section titled “Equity Compensation — Other Performance-Based Equity Awards” in the “Compensation Discussion and Analysis” above. Any earned PIRSUs will vest in full on May 26, 2021.
(3)Represents an award of RSUs that vested as to one-third of the units one month prior to each of the first three anniversaries of the grant date.
(4)Represents an award of RSUs that vested or will vest as to one-third of the units one month prior to the first anniversary of the grant date, with the remainder of the units to vest in approximately equal increments every six months thereafter until the award is fully vested one month prior to the third anniversary of the grant date.
(5)The amounts shown assume target achievement levels of 100%. The November 2019 PRSUs may be earned at up to 200% of target, assuming maximum achievement. One-half of the November 2019 PRSUs are available to be earned and converted into shares on each of the second and fourth anniversaries of the grant date (each, a “vest date”). The number of November 2019 PRSUs that are earned and eligible to vest on a given vest date is based on EA’s Relative NASDAQ-100 TSR Percentile for the applicable measurement period. For additional information regarding the specific terms of the November 2019 PRSUs granted to certain of our NEOs, see the discussion of “Our NEOs’ Fiscal 2020 Compensation — Special Performance-Based Restricted Stock Unit Awards Granted in November 2019” in the “Compensation Discussion and Analysis” above.

FISCAL 2020 OPTION EXERCISES AND STOCK VESTED TABLE
The following table shows all stock options exercised and the value realized upon exercise, as well as all RSUs and PRSUs vested and the value realized upon vesting by our NEOs during fiscal 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Andrew Wilson	120,000	9,314,600	111,577	10,812,407
Blake Jorgensen	—	—	51,792	5,019,463
Laura Miele	—	—	26,452	2,565,297
Kenneth Moss	—	—	40,383	3,913,399
Chris Bruzzo	45,000	3,272,062	32,533	3,153,252

(1)The value realized upon the exercise of stock options is calculated by: (a) subtracting the option exercise price from the market value of EA common stock on the date of exercise to determine the realized value per share, and (b) multiplying the realized value per share by the number of shares of EA common stock underlying the options exercised.
(2)Represents shares of EA common stock released upon vesting of RSUs and PRSUs during fiscal 2020.
(3)The value realized upon vesting of RSUs and PRSUs is calculated by multiplying the number of RSUs and PRSUs vested by the closing price of EA common stock on the trading day prior to the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Termination of Employment
Our NEOs have not entered into employment agreements with the Company. In connection with a termination of employment, all outstanding equity awards held by our NEOs will be forfeited upon termination unless the applicable NEO’s employment is terminated for reasons due to death, disability or a change in control of the Company.
Electronic Arts Change in Control Plan
Our NEOs participate in the Electronic Arts Inc. Change in Control Plan (the “CiC Plan”). The CiC Plan is filed as Exhibit 10.4 on the Company’s current report on Form 8-K dated May 18, 2018. The CiC Plan is a “double-trigger” plan, which provides those serving as Senior Vice Presidents and above with payments and benefits if their employment is terminated without “cause” or if they resign for “good reason” (each, as defined in the CiC Plan) during the three-month period preceding or 18-month period following a change in control of the Company (and the Compensation Committee determines the termination of employment was made in connection with the change in control). The CiC Plan payments and benefits include a lump sum cash severance payment, consisting of 1.5 times (or 2 times, in the case of the CEO) the sum of the NEO’s annual base salary, as in effect immediately prior to the date of termination, and the NEO’s target annual cash bonus opportunity for the year of termination, continued health benefits or equivalent payments for up to 18 months (or 24 months for our CEO) and full vesting of all outstanding and unvested equity awards, other than performance-based equity awards, the vesting of which is governed by the terms of the applicable equity award agreements, as described below.
The CiC Plan does not provide for any additional payments or benefits (for example, tax gross-ups or reimbursements) in the event that the payments under the CiC Plan and other arrangements offered by the Company or its affiliates cause an executive officer to owe an excise tax under Sections 280G and 4999 of the Code (“Section 280G”). However, the CiC Plan provides that, if an executive officer would receive a greater net after-tax benefit by having his or her CiC Plan payments reduced to an amount that would avoid the imposition of the Section 280G excise tax, his or her payment will be reduced accordingly.
As a condition to our NEOs’ right to receive the payments and benefits provided under the CiC Plan, the NEO is required to execute a waiver of claims against the Company (unless the requirement is waived) that includes a no defamation provision.
PRSUs and November 2019 PRSUs
Pursuant to the terms of the PRSUs and November 2019 PRSUs, if a change in control of the Company occurs prior to the expiration of the performance period and the NEO remains employed by the Company, or the Company’s successor entity, the PRSUs and November 2019 PRSUs may vest on their scheduled vesting date(s) following a change in control of the Company. The Company’s Relative NASDAQ-100 TSR Percentile as of the effective date of the change in control will be applied to determine the number of PRSUs and November 2019 PRSUs earned and eligible to vest (the “Eligible Units”) at each remaining vesting opportunity in the applicable vesting measurement period(s). If the employment of the NEO is terminated without “cause” or the NEO resigns for “good reason” during the three-month period preceding or 18-month period following a change in control of the Company, and the Compensation Committee determines the termination of employment was made in connection with the change in control, the Eligible Units will vest in full upon the date of such qualifying termination, subject to the timely execution of a severance agreement and release of claims against the Company. The reduction of the recipient’s awards in respect of Section 280G is applied in the same manner with respect to the PRSUs and November 2019 PRSUs as under the CiC Plan.
PIRSUs
In the event of a change in control of the Company prior to the completion of the performance period, the Compensation Committee will proportionally adjust the FCF and non-GAAP net revenue targets based on the length of the performance period between April 2, 2017 and the most recently completed fiscal quarter to determine the number of PIRSUs that can be earned on a pro rata basis. The Compensation Committee shall determine and certify in writing, as of the effective date of the change in control, the extent to which the adjusted FCF and non-GAAP net revenue performance measures have been achieved. In the unlikely scenario where the achievement of the performance targets cannot be ascertained as of the effective date of the change in control, the NEO will be eligible to vest in the amount of the adjusted target PIRSUs. If the NEO remains employed by the Company, or the Company’s successor entity, the PIRSUs will vest in full on their scheduled vesting date. If the employment of the NEO is terminated without “cause” or the NEO resigns for “good reason” during the three-month period preceding or 18-month period following a change in control of the Company (and the Compensation Committee determines the termination of employment was made in connection with the change in control), the PIRSUs will vest in full upon the later to occur of the NEO’s termination date and the date of the change in control, subject to the NEO’s timely execution of a severance agreement and release of claims against the Company.
The following table sets forth an estimate of the potential payments and benefits under the CiC Plan and the terms of the PRSUs, November 2019 PRSUs and PIRSUs, as described above, that would be payable to our NEOs assuming they incurred a termination of employment without “cause” or for “good reason” in connection with a change in control of the Company, and both events occurred on March 28, 2020, the last day of fiscal 2020. For purposes of the estimates below, we used the closing price of our common stock on March 27, 2020 (the last trading day of fiscal 2020) of $95.37 per share.

Name	Cash Severance Award ($)(1)	RSUs ($)(2)	PRSUs and November 2019 PRSUs ($)(3)	PIRSUs ($)(4)	Other ($)(5)	Total ($)
Andrew Wilson	7,200,000	12,364,053	8,513,775	9,708,666	56,735	37,843,229
Blake Jorgensen	2,868,750	6,038,065	13,755,501	6,472,380	27,562	29,162,258
Laura Miele	2,085,750	4,245,872	11,934,983	—	43,091	18,309,696
Kenneth Moss	2,085,750	4,533,508	10,123,239	4,530,647	43,091	21,316,235
Chris Bruzzo	2,085,750	3,977,501	2,789,000	—	43,091	8,895,342

(1)Represents the sum of each NEO’s annual base salary as of March 28, 2020 and target cash bonus opportunity for fiscal 2020, respectively, multiplied by 2 with respect to Mr. Wilson and by 1.5 with respect to Mr. Jorgensen, Ms. Miele, Mr. Moss and Mr. Bruzzo.
(2)Represents the value of unvested RSUs that would accelerate and vest on a qualifying termination of employment in connection with a change in control occurring on March 28, 2020, based on the closing price of our common stock on March 27, 2020, the last trading day of fiscal 2020.
(3)Represents the value of unvested PRSUs and November 2019 PRSUs that would accelerate and vest on a qualifying termination of employment in connection with a change in control occurring on March 28, 2020. For purposes of the table, we have used EA’s Relative NASDAQ-100 TSR Percentiles as of March 28, 2020, which was in the 27th percentile with respect to PRSUs granted in June 2017, the 12th percentile with respect to PRSUs granted in June 2018, the 59th percentile with respect to PRSUs granted in June 2019, and the 70th percentile with respect to the November 2019 PRSUs. Based on these percentiles, (a) the PRSUs granted in June 2017 would accelerate and vest as to 34% of the target number of units for the third tranche of the award, (b) the PRSUs granted in June 2018 would accelerate and vest as to 4% of the target number of units for the first, second and third tranches of the award, (c) the PRSUs granted in June 2019 would accelerate and vest as to 98% of the target number of units for the full award, and (d) the November 2019 PRSUs would accelerate and vest as to 130% of the target number of units for the full award.
(4)Represents the estimated value of unvested PIRSUs that would accelerate and vest at target on a qualifying termination of employment in connection with a change in control occurring on March 28, 2020. For purposes of the table, we have used the estimated target number of PIRSUs that would accelerate and vest based on the completion of 75% of the four-year performance period. If we estimated the value of the unvested PIRSUs at maximum based on the completion of 75% of the four-year performance-period, the value of the PIRSUs would be $19,417,427 for Mr. Wilson; $12,944,856 for Mr. Jorgensen; and $9,061,390 for Mr. Moss.
(5)Includes 24 months of post-termination health benefits for Mr. Wilson and 18 months of post-termination health benefits for Messrs. Jorgensen, Moss and Bruzzo, and Ms. Miele.

FISCAL 2020 PAY RATIO
For fiscal 2020, the annual total compensation of our median employee was $97,986, and the annual total compensation of Mr. Wilson, was $21,365,751. The ratio of these amounts is 218 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.
Since there have been no significant changes to our employee population or employee compensation programs during fiscal 2020 that would affect our pay ratio disclosure, we used the same median employee who was identified as of January 1, 2018, as permitted by SEC rules. In determining that it was still appropriate to utilize our fiscal 2018 median employee for fiscal 2020, we considered that there were no material changes to that employee’s job description or compensation structure during fiscal 2020.
As described in our fiscal 2018 proxy statement, to identify our median employee, we used a consistently applied compensation measure consisting of base salary, discretionary bonuses (performance or other bonuses), and the grant date fair market value of equity awards, as obtained from internal payroll records. We did not exclude any employees or, other than annualizing base salary for permanent employees, make any compensation adjustments whether for cost of living or otherwise in the identification process.
Our median employee was identified to be a software engineer employed in Canada. The median employee’s annual total compensation for fiscal 2020 was calculated in Canadian dollars and determined using the same methodology as used to determine Mr. Wilson’s annual total compensation set forth in the “Fiscal 2020 Summary Compensation Table.” The median employee’s annual total compensation was then converted to U.S. dollars based on the average of the Canadian dollar to U.S. dollar exchange rates on the last day of each month during fiscal 2020 of 0.754479.

EQUITY COMPENSATION PLAN INFORMATION
The following table shows information, as of March 28, 2020, regarding shares of our common stock authorized for issuance under our 2019 EIP, our 2000 EIP, which terminated on August 8, 2019, and our 2000 Employee Stock Purchase Plan, as amended (the “ESPP”).

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,768,077(1)	$30.85(2)	21,234,479(3)
Equity compensation plans not approved by security holders	—	—	—
Total	9,768,077		21,234,479

(1)Includes (a) 1,073,723 shares of common stock issuable upon exercise of outstanding options under the 2000 EIP with a weighted-average exercise price of $30.85; (b) 7,453,335 unvested time-based and performance-based restricted stock unit awards outstanding under the 2000 EIP; and (c) 1,241,019 unvested time-based and performance-based restricted stock unit awards outstanding under the 2019 EIP.
(2)Outstanding restricted stock unit awards subject to time-based and/or performance-based vesting (e.g., RSUs, PRSUs, November 2019 PRSUs and PIRSUs) do not have an exercise price and therefore are not included in the calculation of the weighted-average exercise price.
(3)Each full value award granted under the 2019 EIP reduces the number of shares available for issuance under our 2019 EIP by 1.43 shares and each stock option granted reduces the number of shares available for issuance by 1 share. The 21,234,479 shares remaining available for future issuance under our 2019 EIP and ESPP includes (a) 15,670,519 shares available for issuance under the 2019 EIP based on the 1.43 reduction for full-value awards, and (b) 5,563,960 shares available for purchase by our employees under the ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of June 11, 2020, the number of shares of our common stock owned by our directors, NEOs, our directors and executive officers as a group, and beneficial owners known to us holding more than 5% of our common stock. As of June 11, 2020, there were 288,714,378 shares of our common stock outstanding. Except as otherwise indicated, the address for each of our directors and executive officers is c/o Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065.

Stockholder Name	Shares Owned(1)	Right to Acquire(2)	Percent of Outstanding Shares(3)
Vanguard Group Inc.(4)	23,153,592	—	8.02%
Blackrock, Inc.(5)	19,532,178	—	6.77%
Andrew Wilson(6)	125,549	676,389	*
Blake Jorgensen	83,060	—	*
Laura Miele	23,688	13,706	*
Kenneth Moss	166,459	122,850	*
Chris Bruzzo	29,038	38,402	*
Leonard S. Coleman	34,371	17,784	*
Jay C. Hoag(7)	321,346	14,602	*
Jeffrey T. Huber(8)	82,573	14,602	*
Lawrence F. Probst III(9)	527,816	79,591	*
Talbott Roche	11,173	2,730	*
Richard A. Simonson	38,927	68,836	*
Luis A. Ubiñas	—	58,136	*
Heidi J. Ueberroth	4,563	2,730	*
All executive officers and directors as a group (18) persons(10)	1,551,799	1,111,556	0.92%

* Less than 1%
(1)Unless otherwise indicated in the footnotes, includes shares of common stock for which the named person has sole or shared voting and investment power. This column excludes shares of common stock that may be acquired through stock option exercises, which are included in the column “Right to Acquire.”
(2)Includes (a) shares of common stock that may be acquired through stock option exercises and releases of RSUs within 60 days of June 11, 2020, (b) in the case of Mr. Simonson, reflects 54,234 RSUs that have vested but have been deferred, (c) in the case of Mr. Coleman, reflects 15,054 RSUs that have vested but have been deferred and (d) in the case of Mr. Ubiñas, reflects 50,534 RSUs that have vested but have been deferred.
(3)Calculated based on the total number of shares owned plus the number of shares that may be acquired through stock option exercises and the release of vested RSUs within 60 days of June 11, 2020.
(4)As of March 31, 2020, based on information contained in a report on Form 13F-HR filed with the SEC on May 15, 2020 by Vanguard Group Inc. The address for Vanguard Group Inc. is PO Box 2600, V26, Valley Forge, PA 19482-2600.
(5)As of March 31, 2020, based on information contained in a report on Form 13F-HR filed with the SEC on May 1, 2020 by Blackrock, Inc. The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.
(6)Shares of common stock are held by Mr. Wilson’s family trust and Mr. Wilson has investment power over, and pecuniary interest in, all such shares.
(7)Represents 206 shares of common stock held directly by Mr. Hoag and 321,140 shares of common stock held by entities affiliated with Mr. Hoag, including TCV as follows: (a) 4,924 shares of common stock held by TCV Management 2004, L.L.C. (“TCV Management 2004”), (b) 4,924 shares of common stock held by TCV VI Management, L.L.C. (“TCV VI Management”), (c) 16,553 shares of common stock held by TCV VII Management, L.L.C. (“TCV VII Management,” and together with TCV Management 2004 and TCV VI Management, the “Management Companies”), (d) 185,359 shares held by the Hoag Family Trust U/A Dtd 8/2/94 (the “Hoag Family Trust”) and (e) 109,380 shares held by Hamilton Investments Limited Partnership. Mr. Hoag, a director of the Company, is a member of each of the Management Companies but disclaims beneficial ownership of the shares held or beneficially owned by such entities except to the extent of his pecuniary interest therein. Mr. Hoag is a trustee of Hoag Family Trust and a general partner and limited partner of Hamilton Investments Limited Partnership but disclaims beneficial ownership of the shares held or beneficially owned by such entities except to the extent of his pecuniary interest therein.
The address for each of Mr. Hoag and the Management Companies is c/o TCV, 250 Middlefield Road, Menlo Park, CA 94025.
(8)Includes 10,159 shares of common stock held directly by Mr. Huber, 67,412 shares of common stock held by Mr. Huber’s family trust and 5,002 shares of common stock and 11,872 vested options held by the Maywood Trust U/A/D 9/19/2012 of which Mr. Huber is the sole trustee.
(9)Includes 70,817 shares of common stock held directly by Mr. Probst, 43,942 shares of common stock held by Mr. Probst’s grantor’s retained annuity trust, in which 14,647 shares are held in trust for Lawrence F. Probst IV and 29,295 shares are held in trust for Scott Probst; and 413,057 shares of common stock held by the Probst Family L.P. of which Mr. Probst is a partner.
(10)Includes all executive officers and directors of EA as of the date of this filing.

PROPOSALS TO BE VOTED ON
PROPOSAL ONE
ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will elect nine directors to hold office for a one-year term until the next annual meeting (or until their respective successors are appointed). All nominees have consented to serve a one-year term, if elected. For additional information regarding the nominees and our corporate governance practices, including our director resignation policies and refreshment practices, please see the sections of this Proxy Statement entitled “2020 Proxy Statement Summary and Highlights,” “Commonly Asked Questions and Answers” and “Board of Directors and Corporate Governance.”
The 2020 election of directors will be uncontested. Accordingly, EA’s Amended and Restated Bylaws provide that in an uncontested election of directors each nominee must receive more votes cast “for” than “against” his or her re-election in order to be re-elected to the Board of Directors.
The Board of Directors has nominated the following directors to stand for re-election:
•Leonard S. Coleman
•Jay C. Hoag
•Jeffrey T. Huber
•Lawrence F. Probst III
•Talbott Roche
•Richard A. Simonson
•Luis A. Ubiñas
•Heidi J. Ueberroth
•Andrew Wilson
The Board of Directors recommends a vote FOR each of the nominees.

PROPOSAL TWO
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with the SEC’s proxy rules, we seek an advisory, non-binding stockholder vote with respect to the compensation of our NEOs for fiscal 2020. This vote, which is undertaken by us annually, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices, as disclosed in this Proxy Statement.
Approval of this proposal, commonly known as a “say-on-pay” proposal, requires the affirmative vote of a majority of the voting shares present at the Annual Meeting in person or by proxy and voting for or against the proposal.
We previously have submitted advisory say-on-pay proposals for each fiscal year beginning with fiscal 2011 and have received majority stockholder support for the compensation of our NEOs for each of these years.
EA’s management, the Compensation Committee and the Board of Directors are committed to maintaining a pay-for-performance alignment in our executive compensation programs. We received a favorable 94% of votes cast for our annual say-on-pay advisory proposal at our 2019 annual meeting.
We encourage you to read the “Compensation Discussion and Analysis” for additional details on our executive compensation programs and the fiscal 2020 compensation of our NEOs.
We believe our compensation programs and policies for fiscal 2020 were consistent with our core compensation principles, supported by strong compensation governance practices and are worthy of continued stockholder support. Accordingly, we ask for our stockholders to indicate their support for the compensation paid to our NEOs, by voting “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the named executive officers for fiscal 2020, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in this Proxy Statement.”
Although the vote is advisory and non-binding, our Board of Directors and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote, along with other relevant factors, in evaluating the future compensation of our NEOs.
The Board of Directors recommends a vote FOR the approval of the foregoing resolution.

PROPOSAL THREE
RATIFICATION OF THE APPOINTMENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the Company’s independent registered public accounting firm. The Audit Committee has appointed KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2021. KPMG LLP has audited the financial statements of the Company and its consolidated subsidiaries since fiscal 1987. The Audit Committee and the Board of Directors believe that KPMG LLP’s long-term knowledge of EA and its subsidiaries is valuable to the Company as discussed further below. Representatives of KPMG LLP have direct access to members of the Audit Committee and the Board of Directors. We expect one or more representatives of KPMG LLP to attend the Annual Meeting in order to respond to appropriate questions from stockholders and make a statement if they desire to do so.
Ratification of the appointment of KPMG LLP as our independent auditors is not required by our Amended and Restated Bylaws or otherwise. The Board of Directors has determined to submit this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against the proposal. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of auditors. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.
Fees of Independent Auditors
The aggregate fees billed for the last two fiscal years for each of the following categories of services are set forth below:

Description of Fees	Year Ended March 31, 2020	Year Ended March 31, 2019
Audit Fees(1)	$4,669,000	$4,514,000
Audit-Related Fees(2)	276,000	137,000
Tax — Compliance Fees(3)	57,000	386,000
Total All Fees	$5,002,000	$5,037,000

(1)Audit Fees: This category includes the annual audit of the Company’s financial statements and internal controls over financial reporting (including quarterly reviews of financial statements included in the Company’s quarterly reports on Form 10-Q), and services normally provided by the independent auditors in connection with regulatory filings. This category also includes consultation on matters that arose during, or as a result of the audit or review of financial statements, statutory audits required for our non-U.S. subsidiaries, and other documents filed with the SEC, as well as Sarbanes-Oxley Section 404 compliance consultation.
(2)Audit-Related Fees: This category consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” In fiscal 2020, these fees were for accounting consultations and services in the U.S. and in connection with other regulatory filings in our international jurisdictions.
(3)Tax — Compliance Fees: This category includes compliance services rendered for U.S. and foreign tax compliance and returns, and transfer pricing documentation.
Services Provided by the Independent Auditor
KPMG LLP audits our consolidated operations and provides statutory audits for legal entities within our international corporate structure. Having one audit firm with a strong global presence responsible for these audits ensures that a coordinated approach is used to address issues that may impact our businesses across multiple geographies and legal entities. Few audit firms have the knowledge of our sector and the capability of servicing our global audit requirements. KPMG LLP has the geographical scope that our operations require and the accounting expertise in the matters relevant to our sector. In addition, KPMG LLP’s experience working with the Company gives them the institutional knowledge to understand our operations and processes, which we believe helps them address the relevant issues and improves the quality of the audit.
In appointing KPMG LLP as our independent auditors for fiscal 2021, the Audit Committee and the Board of Directors have considered the performance of KPMG LLP in fiscal 2020, as well as in prior years, and have taken into account the alternative options available to the Company. The Audit Committee and the Board of Directors have determined that it is in the best interest of the Company to continue KPMG LLP’s engagement.
We believe the experience and expertise held by the members of the Audit Committee give them the necessary skills to evaluate the relationship between the Company and its independent auditors and to oversee auditor independence. The Audit Committee periodically considers whether there should be rotation of our independent external audit firm. The Audit Committee is empowered under its charter to obtain advice and assistance from outside legal, accounting and other advisors as it deems appropriate.
At each meeting of the Audit Committee, Company management is provided the opportunity to meet in private session with the Audit Committee to discuss any issues relating to KPMG LLP’s engagement. Similarly, KPMG LLP regularly meets in private session with the Audit Committee with no members of Company management present.
Audit Partner Rotation
Our KPMG LLP lead audit partner has been working on the Company’s audit since the first quarter of fiscal 2016 and completed her rotation upon the filing of the Annual Report. The Audit Committee approved a new lead audit partner, who commenced work on the Company’s audit in the first quarter of fiscal 2021. Our KPMG LLP concurring audit partner has been working on the Company’s audit since the first quarter of fiscal 2020. Each audit partner may serve a maximum of five years on the Company’s audit. Candidates are proposed by KPMG LLP based on their expertise and experience and are vetted by Company management and a recommendation is made to the Audit Committee. The Audit Committee has final approval of the lead audit partner and the concurring audit partner.
Pre-approval Procedures
The Audit Committee is required to pre-approve the engagement of, and fees incurred by, KPMG LLP to perform audit and other services for the Company and its subsidiaries. The Company’s procedures for the pre-approval by the Audit Committee of all services provided by KPMG LLP and the related fees comply with SEC regulations regarding pre-approval of services. Services subject to these SEC requirements include audit services, audit-related services, tax services and other services. In some cases, pre-approval for a particular category or group of services and the related fees are provided by the Audit Committee for up to a year, subject to a specific budget and to regular management reporting. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services and the related fees up to a specified dollar limit, and such pre-approvals are then communicated to the full Audit Committee. The Audit Committee reviews quarterly the status of all pre-approved services and the related fees to date and approves any new services and the related fees to be provided.
In determining whether to grant a pre-approval, the Audit Committee considers the level of non-audit fees incurred to date as a percentage of the total annual fees paid to KPMG LLP. In addition, the Audit Committee considers additional factors to assess the potential impact on auditor independence of KPMG LLP performing such services, including whether the services are permitted under the rules and recommendations of the Public Company Accounting Oversight Board, the American Institute of Certified Public Accountants, and the NASDAQ Stock Market, whether the proposed services are permitted under EA’s policies, and whether the proposed services are consistent with the principles of the SEC’s auditor independence rules. The Company also annually confirms with each of its directors and executive officers whether there are any relationships that they are aware of with KPMG LLP that may impact the auditor independence evaluation. The Audit Committee considered and determined that fees for services other than audit and audit-related services paid to KPMG LLP during fiscal 2020 are compatible with maintaining KPMG LLP’s independence.
The Board of Directors recommends a vote FOR the ratification of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2021.

PROPOSAL FOUR
STOCKHOLDER PROPOSAL ON WHETHER TO ALLOW STOCKHOLDERS TO ACT BY WRITTEN CONSENT
The Company has been advised that James McRitchie and Myra Young, 9295 Yorkship Court, Elk Grove, CA 95758, who have indicated that they are beneficial owners of at least $2,000 in market value of EA’s common stock, intend to submit the following proposal at the Annual Meeting.
Proposal 4 — Right to Act by Written Consent
Resolved, Electronic Arts Inc ("Electronic Arts") shareholders request our board of directors undertake steps as necessary to permit written consent by shareholders entitled to cast the minimum number of votes necessary to authorize action at a meeting at which all shareholders entitled to vote are present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent consistent with applicable law, including the ability to initiate any topic for written consent consistent with applicable law.
Supporting Statement: Shareholder rights to act by written consent and special meetings are complimentary ways to bring urgent matters to the attention of management and shareholders outside the annual meeting cycle.
Many assume a false equivalency between rights of written consent and special meetings. However, any shareholder, regardless how many (or few) shares she owns, can seek to solicit written consents on a proposal.
By contrast, calling a special meeting may require a two-step process. A shareholder who does not own the minimum shares required must first obtain the support of other shareholders. Once that meeting is called, the shareholder must distribute proxies asking shareholders to vote on the proposal to be presented at the special meeting. This two-step process can take more time and expense than the one-step process of soliciting written consents, especially when Electronic Arts requires a 25% threshold (adopted after my request for a 15% threshold), instead of 10% as provided for in Delaware law.
BlackRock's proxy voting guidelines for 2019 include the following:
In exceptional circumstances and with sufficiently broad support, shareholders should have the opportunity to raise issues of substantial importance without having to wait for management to schedule a meeting. We therefore believe that shareholders should have the right to solicit votes by written consent provided that: 1) there are reasonable requirements to initiate the consent solicitation process (in order to avoid the waste of corporate resources in addressing narrowly supported interests); and 2) shareholders receive a minimum of 50% of outstanding shares to effectuate the action by written consent.
This topic is trending positively. Written consent won 47% support at United Rentals in 2018; 51% support in 2019. At Flowserve 43% support in 2018; 51% support in 2019. At Capital One Financial 44% support in 2018; 56% support in 2019. The topic also recently won majorities at JetBlue, Cigna, Applied Materials, Nuance Communications, Netflix, Newell Brands, Gilead Sciences, L3 Technologies, Eastern Chemical Company, Kansas City Southern and HP.
Also consider that, as of the day I submitted this proposal, Electronic Arts stock has lagged the NASDQ for the latest one-, two- and five-year periods.
Electronic Arts should join hundreds of that enable shareholders to act by written consent.
Increase Shareholder Value
Vote for Right to Act by Written Consent — Proposal 4

The Company’s Statement in Opposition to Proposal Four
Our Board of Directors recommends a vote “AGAINST” this proposal because it is not in the best interests of the Company or its stockholders.
The Company has a special meeting right with a 25% threshold
The Board of Directors is committed to robust corporate governance and believes in maintaining policies and practices that serve the interests of the Company and all of its stockholders. The Board of Directors understands that corporate governance is not static — and continually monitors trends and developments in corporate governance practices and, when appropriate, makes changes to our practices and disclosures. In connection with the 2019 annual meeting, we reached out to holders of approximately 41% of our common stock, primarily to solicit feedback regarding the adoption of a special meeting right. Our stockholders overwhelmingly supported the right for stockholders to call a special meeting. Consistent with those views, we adopted a special meeting right with a 25% threshold.
EA's special meeting right, along with our established stockholder communication and engagement practices, provides stockholders with meaningful opportunities to raise important matters and propose actions for stockholder consideration outside the annual meeting process. As a result, we believe that the written consent right requested by the stockholder proposal is unnecessary. In addition, stockholder meetings provide a number of protections for both stockholders and the Company compared to action by written consent, including:
•A meeting and the stockholder vote take place in a transparent manner on a specified date that is publicly announced well in advance, giving all interested stockholders a chance to evaluate the issues, express their views, and cast their votes.
•Absent unusual circumstances, the Company generally holds in-person meetings, which fosters great transparency by granting stockholders access to directors and officers.
•A meeting provides stockholders with a forum for open discussion and to ask questions while considering the proposed stockholder action, providing stockholders with the opportunity to participate in a better decision-making process.
•The Board of Directors is able to analyze and provide a recommendation with respect to actions proposed to be taken at a stockholder meeting.
•EA’s Certificate of Incorporation and Bylaws contain procedural and informational safeguards designed to provide stockholders a reasonable amount of time and relevant information prior to casting a vote.
The written consent process does not promote transparent decision making and could disenfranchise stockholders.
Proposal Four would allow holders of a bare majority of shares to approve critical actions on their own without an opportunity for discussion at a stockholder meeting. As a result, many stockholders could be excluded not only from voting but from even having the opportunity to influence other stockholders who do get to vote.
Proposal Four could disenfranchise many stockholders and may deprive them of rights, while increasing the risk that a small group of stockholders (such as special interest investors and those who accumulate a short-term voting position through the borrowing of shares), with no fiduciary duties to the other stockholders, approve their own proposed actions. Such a group of stockholders may not act in the interests of longer-term holders of EA’s common stock, which may lead to fundamental corporate changes that cater to special or short-term interests.
Additionally, the written consent process could lead to stockholder confusion because multiple groups of stockholders could solicit written consents at any time, as frequently as they choose or on an ongoing basis, which could cover a wide range of issues, some of which may be duplicative or conflicting. Addressing such actions would impose significant administrative and financial burdens on the Company with no corresponding benefit to stockholders. The Board of Directors believes that these risks are contrary to principles of stockholder democracy, fair and accurate disclosure, and good corporate governance.

EA’s strong corporate governance practices promote Board accountability and responsiveness to stockholders.
The Board of Directors recognizes that it is accountable to EA’s stockholders and believes that EA’s governance practices demonstrate and promote accountability and advance long-term value creation. EA’s key substantive stockholder rights and strong corporate governance practices include:
•25% Special Meeting Right: Our special meeting right allows stockholders owning at least 25% or more of our outstanding shares to call special meetings.
•Active Stockholder Engagement Program: We regularly engage with our stockholders to solicit their feedback regarding issues including executive compensation and corporate governance and have taken actions to implement stockholder feedback when warranted.
•Robust Lead Director Structure: Our Lead Director, who is selected by the independent directors, has clearly enumerated powers and authorities, such as chairing executive sessions of the Board of Directors and other meetings of the Board of Directors in the absence of the Chairman and the ability to call meetings of the independent directors.
•Majority-Independent Board of Directors: 8 of our 9 directors are independent under NASDAQ rules and have deep expertise in gaming, technology, finance, media, sports, investments, and stockholder value creation.
•Strong Director Succession and Refreshment Practices: Our Board of Directors is not stale. 22% of our independent directors have joined within the last five years.
•Diverse Board of Directors: Our Board of Directors reflects diversity in experience, skills, race, ethnicity, age and gender. 44% of our Board of Directors identifies as female or an underrepresented minority.
•Annual Elections of Board of Directors: We do not have a classified Board of Directors. All of our directors are elected annually by our stockholders.
•Majority Voting: We have a majority voting standard for the election of directors in uncontested elections.
•No Dual Class: We have a single class of common stock, with equal voting rights (one vote per share) for all stockholders.
•Proxy Access: We have adopted a proxy access right applying corporate best practices, allowing stockholders holding 3% or more of our common stock for 3 or more years to include director nominations in our proxy statement.
•No Supermajority Provisions: Our governance documents do not contain provisions requiring a supermajority stockholder vote on any issue.
•No Stockholder Rights Plan: We do not maintain a stockholder rights plan.

The Board of Directors recommends a vote AGAINST the stockholder proposal for EA to grant stockholders the right to act by written consent.
Required Vote
Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against the proposal.

COMMONLY ASKED QUESTIONS AND ANSWERS
1.Why am I receiving these materials?
You are receiving these materials in connection with the Company’s solicitation of proxies for use at our Annual Meeting, which will take place on Thursday, August 6, 2020 at 2:00 p.m. local time, at our corporate headquarters in Redwood City, California unless we hold the Annual Meeting solely as a virtual meeting as part of our precautions regarding the COVID-19 pandemic. This Proxy Statement describes proposals on which you, as a stockholder, are being asked to vote. It also gives you information on the proposals that will be considered at the Annual Meeting, as well as other information so that you can make an informed decision. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.
2.Could the COVID-19 pandemic impact the Annual Meeting?
We intend to hold our Annual Meeting in person. However, the health and safety of our stockholders are important to us and as part of our precautions regarding the COVID-19 pandemic, we are planning for the possibility that our Annual Meeting may be held solely as a virtual meeting. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be posted on our investor relations website at http://ir.ea.com and filed with the SEC as additional proxy materials. If you are planning to attend our meeting, please check our website in the days leading up to the meeting date.
3.Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access on the Internet instead of mailing printed copies. Stockholders will receive printed copies of the proxy materials only if they request them. Instead, the Notice, which was mailed to our stockholders, provides instructions on how to access and review all of the proxy materials on the Internet. The Notice also describes how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting those materials in the Notice or you may contact the Company directly. The Company will provide you without charge, upon request, a paper or email copy of our proxy materials (paper copies will be sent by first class mail). Any such request should be directed as follows: Corporate Secretary, Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065 or call (650) 628-1500.
4.How can I get electronic access to the proxy materials?
The proxy card provides instructions on how to inform us to send future proxy materials to you electronically by email. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to our proxy website. Your election to receive proxy materials by email will remain in effect until you terminate it. We encourage you to receive future proxy materials by email. Doing so will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you, and will help conserve natural resources.
5.Can I vote my shares by filling out and returning the Notice?
No. However, the Notice provides instructions on how to vote on the Internet, by telephone, by mail or by submitting a ballot at the Annual Meeting.

6.Who can vote at the Annual Meeting?
Stockholders who owned common stock as of the close of business on June 12, 2020 may attend and vote at the Annual Meeting. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote at the Annual Meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the Annual Meeting. As a beneficial owner, you are not the stockholder of record and may not vote these shares at the Annual Meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting. Each share of common stock is entitled to one vote. There were 288,714,378 shares of common stock outstanding on the record date, June 12, 2020.
A quorum is required to conduct business at the Annual Meeting. A quorum exists if a majority of EA’s outstanding voting shares, or at least 144,357,190 shares, as of June 12, 2020 is present or represented by proxies at the Annual Meeting. On June 12, 2020, a total of 288,714,378 shares of common stock were outstanding and entitled to vote.
Shares are counted as present or represented at the Annual Meeting if:
•They are entitled to vote at the Annual Meeting and are present at the Annual Meeting, or
•The stockholder has voted on the Internet, by telephone or a properly submitted proxy card prior to 11:59 p.m. Eastern Time on August 5, 2020.
If a quorum is not present, we may propose to adjourn the Annual Meeting to solicit additional proxies and reconvene the Annual Meeting at a later date.
7.What am I voting on?
We are asking you to:
•Elect Leonard S. Coleman, Jay C. Hoag, Jeffrey T. Huber, Lawrence F. Probst III, Talbott Roche, Richard A. Simonson, Luis A. Ubiñas, Heidi J. Ueberroth and Andrew Wilson to the Board of Directors to hold office for a one-year term (Proposal 1);
•Cast an advisory vote to approve named executive officer compensation (Proposal 2);
•Ratify the appointment of KPMG LLP as the Company’s independent public registered accounting firm for the fiscal year ending March 31, 2021 (Proposal 3); and
•Consider and vote upon a stockholder proposal, if properly presented at the Annual Meeting, on whether to allow stockholders to act by written consent (Proposal 4).
8.How do I vote my shares if I won’t be able to attend the Annual Meeting?
You do not need to attend the Annual Meeting in order to vote. You may, instead, vote on the Internet, by telephone or by mail (if you have received printed proxy materials) prior to 11:59 p.m. Eastern Time on August 5, 2020. By doing so, you are giving a proxy appointing Andrew Wilson (the Company’s Chief Executive Officer), Blake Jorgensen (the Company’s Chief Operating Officer and Chief Financial Officer) and Jacob Schatz (the Company’s General Counsel and Corporate Secretary) or any of them, each with power of substitution, to vote your shares at the Annual Meeting, or any adjournment thereof, as you have instructed. If a proposal comes up for a vote at the Annual Meeting for which you have not indicated an instruction, Mr. Wilson, Mr. Jorgensen and Mr. Schatz, or any one of them, will vote your shares in the manner recommended by the Board of Directors and according to their best judgment. Even if you currently plan to attend the Annual Meeting, it is a good idea to vote on the Internet, by telephone or, if you received printed proxy materials, to complete and return your proxy card before the meeting date, in case your plans change.
•On the Internet or by Telephone — If you have Internet access, you may submit your proxy online by following the instructions provided in the Notice or, if you receive printed proxy materials, the proxy card. You may also vote by telephone by following the instructions provided on your proxy card or voting instruction card.
•By Mail — If you receive printed proxy materials, you may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed, postage-paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

9.What does it mean if I receive more than one Notice or proxy card?
It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or follow the instructions on each proxy card to vote on the Internet or by telephone, to ensure that all your shares are voted.
10.I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?
The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company may deliver a single copy of the Notice, Annual Report and this Proxy Statement to multiple stockholders who share the same last name and address and who have consented to householding, unless the Company has received contrary instructions from one or more of those stockholders. This procedure reduces the environmental impact of the Company’s annual meetings and reduces the Company’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice, Annual Report and this Proxy Statement to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.
To receive free of charge a separate copy of the Notice, Annual Report and this Proxy Statement, or separate copies of these documents in the future, stockholders may write to our Corporate Secretary at 209 Redwood Shores Parkway, Redwood City, CA 94065 or call (650) 628-1500.
If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the Company using the mailing address or phone number above. Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
11.What if I change my mind after I give my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:
•Sending a signed statement to the Company that the proxy is revoked (you may send such a statement to the Corporate Secretary at our corporate headquarters address listed above);
•Signing and returning another proxy with a later date;
•Voting on the Internet or by telephone at any time prior to 11:59 p.m. Eastern Time on August 5, 2020 (your latest vote is counted); or
•Voting at the Annual Meeting.
•If your shares are held by a broker, bank or other nominee or trustee, you may contact the record holder of your shares directly.
Your proxy will not be revoked if you attend the Annual Meeting but do not vote.
12.Who will count the votes?
A representative of Broadridge Financial Solutions will tabulate the votes and act as the inspector of election for our Annual Meeting.
13.How are votes counted?
You may vote “for,” “against” or “abstain” with respect to each of the nominees for re-election to the Board of Directors and on each of the proposals. A share voted “abstain” with respect to any proposal is considered present at the Annual Meeting for purposes of establishing a quorum and entitled to vote with respect to that proposal but is not considered a vote cast with respect to that proposal. Thus, abstentions will not affect the outcome of Proposals 1, 2, 3 or 4. If you sign and return your proxy without voting instructions, your shares will be voted as recommended by the Board of Directors and according to the best judgment of Mr. Wilson, Mr. Jorgensen and Mr. Schatz, or any one of them.

14.What is the effect of a “broker non-vote” on the proposals to be voted on at the Annual Meeting?
If your shares are held by a broker, bank or other nominee or trustee and you do not provide your broker, bank or other nominee or trustee with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. These matters are referred to as “non-routine” matters. Proposals 1, 2 and 4 are “non-routine”. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are considered present at the Annual Meeting for purposes of establishing a quorum and entitled to vote with respect to that proposal but are not considered votes cast on that proposal. Broker non-votes will not affect the outcome of Proposals 1, 2 and 4. Proposal 3, the ratification of KPMG LLP as our independent auditor for fiscal 2021, is a “routine” proposal and no broker non-votes are expected in connection with Proposal 3. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker or other nominee as to how you wish your shares to be voted.
15.How many votes must the nominees receive to be elected as directors?
In an uncontested election, our Amended and Restated Bylaws require each nominee to receive more votes cast “for” than “against” his or her re-election in order to be re-elected to the Board of Directors. Since we are not aware of any intention by any stockholder to nominate one or more candidates to compete with the Board of Directors’ nominees for re-election at the Annual Meeting, the 2020 election will be uncontested.
In accordance with our Corporate Governance Guidelines, the Board of Directors expects an incumbent director to tender his or her resignation if he or she fails to receive the required number of votes for re-election in an uncontested election. In such an event, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors. The director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. The Nominating and Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to recommend and accept, as applicable, a director’s resignation. The Board of Directors will act on the Nominating and Governance Committee’s recommendation within 90 days from the date of the certification of election results and will publicly disclose its decision promptly thereafter.
Shares represented by your proxy will be voted by EA’s management “for” the re-election of the nine nominees recommended by EA’s Board of Directors unless you vote against any or all of such nominees or you mark your proxy to “abstain” from so voting.
16.What happens if one or more of the nominees is unable to serve or for good cause will not serve?
If, prior to the Annual Meeting, one or more of the nominees notifies us that he or she is unable to serve, or for good cause will not serve, as a member of the Board of Directors, the Board of Directors may reduce the number of directors or select a substitute nominee or substitute nominees, as the case may be. In the latter case, if you have completed and returned your proxy card, Mr. Wilson, Mr. Jorgensen and Mr. Schatz, or any of them, may vote for any nominee designated by the incumbent Board of Directors to fill the vacancy. They cannot vote for more than nine nominees.
17.How many votes are required to approve each of the other proposals?
The advisory vote to approve named executive officer compensation (Proposal 2), the ratification of KPMG LLP as our independent auditor (Proposal 3) and the stockholder proposal to allow stockholders to act by written consent (Proposal 4) must receive a “for” vote from a majority of the voting shares present at the Annual Meeting in person or by proxy and voting for or against these proposals. As advisory votes, the results of voting on Proposals 2 and 4 are non-binding. Although these votes are non-binding, the Board of Directors, Compensation Committee and Nominating and Governance Committee, as the case may be, value the opinions of our stockholders and will consider the outcome of these votes, along with other relevant factors, in evaluating the compensation program for our named executive officers and evaluating the matter presented by the stockholder proposal.
Shares represented by your proxy will be voted by EA’s management in accordance with the Board of Directors’ recommendation unless you vote otherwise on your proxy or you mark your proxy to “abstain” from voting.

18.What is the deadline to propose matters for consideration at the 2021 annual meeting of stockholders?
Proposals to be considered for inclusion in our proxy materials: No later than February 19, 2021. All proposals must comply with Rule 14a-8 under the Exchange Act.
Other proposals to be brought at our 2021 annual meeting: No earlier than April 8, 2021 and no later than May 8, 2021. The submission must include certain information concerning the stockholder and the proposal, as specified in the Company’s Amended and Restated Bylaws.
19.What is the deadline to nominate individuals for election as directors at the 2021 annual meeting of stockholders?
Director nominations for inclusion in our proxy materials (proxy access nominees): No earlier than March 9, 2021 and no later than April 8, 2021. The nomination must include certain information concerning the stockholder or stockholder group and the nominee, as specified in Section 1.6 of the Company’s Amended and Restated Bylaws.
Director brought pursuant to our advance notice bylaws: No earlier than April 8, 2021 and no later than May 8, 2021. The nomination must include certain information concerning the stockholder and the nominee, as specified in Section 1.5 of the Company’s Amended and Restated Bylaws.
20.Where should I send proposals and director nominations for the 2021 annual meeting of stockholders?
Stockholder proposals and director nominations should be sent in writing to Jacob Schatz, Corporate Secretary at Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065.
21.How can I obtain a copy of the Company’s Amended and Restated Bylaws?
Our Amended and Restated Bylaws are included as an exhibit to a Current Report on Form 8-K we filed with the SEC on August 9, 2019, which you may access through the SEC’s electronic data system called EDGAR at www.sec.gov. You may also request a copy of our Amended and Restated Bylaws by contacting our Corporate Secretary at the address above.
22.How can I listen to the live audio webcast of the Annual Meeting?
You can listen to the live audio webcast of the Annual Meeting by going to the Investor Relations section of our website at http://ir.ea.com. An archived copy of the webcast will also be available on our website for one year following the Annual Meeting. Please note that participation in the question and answer portion of the Annual Meeting will be limited to those attending.
23.Where do I find the voting results of the meeting?
We may announce preliminary voting results at the Annual Meeting. We will also publish the final results on Form 8-K, which we will file with the SEC within four business days after the Annual Meeting. Once filed, you can request a copy of the Form 8-K by contacting our Investor Relations department at (650) 628-0406. You can also get a copy on the Internet at http://ir.ea.com or through the SEC’s electronic data system called EDGAR at www.sec.gov.
24.Who will pay for this proxy solicitation?
We will bear the costs of soliciting proxies from our stockholders. These costs include preparing, assembling, printing, mailing and distributing the notices, proxy statements, proxy cards and annual reports. If you choose to access the proxy materials and/or vote on the Internet, you are responsible for the Internet access charges you may incur. If you choose to vote by telephone, you are responsible for the telephone charges you may incur. In addition, some of our officers, directors, employees and other agents may also solicit proxies personally, by telephone and by electronic and regular mail, and we will pay these costs. EA will also reimburse brokerage houses and other custodians for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of the Company’s common stock.

25.How is the Company’s fiscal year calculated?
The Company’s fiscal year is reported on a 52- or 53-week period that ends on the Saturday nearest March 31. Our results of operations for fiscal 2020 contained 52 weeks and ended on March 28, 2020. For simplicity of disclosure, fiscal periods are referred to as ending on a calendar month end, even if the technical end of a fiscal period was not the last day of a calendar month. Thus, in this Proxy Statement, “fiscal 2021,” “fiscal 2020,” “fiscal 2019” and “fiscal 2018” refer to our fiscal years ending or ended (as the case may be) on March 31, 2021, 2020, 2019 and 2018 respectively.
26.Who can I call with any questions about my shares?
If you hold shares in street name, you may contact your broker. If you are a stockholder of record, you may call our transfer agent, Computershare, at (800) 736-3001 or (781) 575-3100 for international callers or visit their website at www.computershare.com/investor.

Appendix A
Supplemental Information for the Compensation Discussion and Analysis
The Compensation Discussion and Analysis beginning on page 21 contains certain non-GAAP financial measures, which are used internally by our management and Board of Directors in our compensation programs. The table below reconciles these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).
CALCULATION OF NON-GAAP FINANCIAL MEASURES

(in millions, except earnings per share)	Fiscal Year Ended March 31, 2020
GAAP net revenue	$5,537
Change in deferred net revenue (online-enabled games)	(165)
Platform fees	(161)
Non-GAAP net revenue	$5,211
GAAP gross profit	$4,168
Acquisition-related expenses	12
Change in deferred net revenue (online-enabled games)	(165)
Stock-based compensation	4
Non-GAAP gross profit	$4,019
GAAP operating expenses	$2,723
Acquisition-related expenses	(27)
Stock-based compensation	(343)
Non-GAAP operating expenses	$2,353
GAAP net income	$3,039
Acquisition-related expenses	39
Change in deferred net revenue (online-enabled games)	(165)
Stock-based compensation	347
Income tax rate adjustments	(1,842)
Non-GAAP net income	$1,418
GAAP diluted earnings per share	$10.30
Non-GAAP diluted earnings per share	$4.81
GAAP diluted shares	295
Non-GAAP diluted shares	295

About Non-GAAP Financial Measures
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures. The Company uses certain non-GAAP financial measures when establishing performance-based targets. These measures adjust for certain items that may not be indicative of the Company’s core business, operating results or future outlook. We believe that these non-GAAP financial measures provide meaningful supplemental information about the Company’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting for future periods and when assessing the performance of the organization. When making compensation decisions for our executives, we utilize non-GAAP financial measures to evaluate the Company’s financial performance and the performance of our management team.

A-1

The Company’s target and actual non-GAAP financial measures are calculated with reference to adjustments to GAAP financial measures. These adjustments exclude the following items:
•Change in deferred net revenue (online-enabled games)
•Platform fees
•Acquisition-related expenses
•Stock-based compensation
•Income tax rate adjustments
We believe it is appropriate to exclude these items for the following reasons:
Change in Deferred Net Revenue (Online-enabled Games). The majority of our games, and related extra-content and services have online connectivity whereby a consumer may be able to download updates on a when-and-if-available basis (“future update rights”) for use with the original game software. In addition, we may also offer a hosted connection for online playability (“online hosted service”), that permits consumers to play against each other without a separate fee. Because the majority of our sales of our online-enabled games include future update rights and/or online hosted service performance obligations, GAAP requires us to allocate a portion or all of the transaction price to these performance obligations which are recognized ratably over an estimated offering period. Our deferred net revenue balance is increased by the revenue being deferred for current sales and is reduced by the recognition of revenue from prior sales (this is referred to as the “change in the deferred revenue” balance). Our management excludes the impact of the net change in deferred net revenue related to online-enabled games in its non-GAAP financial measures for the reasons stated above and also to facilitate an understanding of our operations because all related costs of revenue are expensed as incurred instead of deferred and recognized ratably.
Platform Fees. For transactions after April 1, 2018, GAAP requires companies to assess whether a third-party partner for sales transactions (such as the Apple App Store and Google Play Store) is an “agent” or a “principal” to determine if revenue should be reported net or gross of the fees retained by that third-party. In certain relationships, our management has determined that we (and not the third-party partner) are the principal for sales transactions. Thus, for GAAP reporting purposes, we report revenue from these third-party partners on a gross basis and the related platform fees as cost of revenue. As a result, both revenue and cost of revenue increase by the amount of these platform fees. Our management classifies all platform fees as a reduction of revenue, regardless of whether we or the third-party partner is the principal to the transaction, providing a consistent comparison of the amount of money received from our third-party partner. In addition, platform fees from our non-GAAP financial metrics allows management to report these metrics in a way that is comparable to prior periods.
Acquisition-Related Expenses. GAAP requires expenses to be recognized for various types of events associated with a business acquisition. These events include expensing acquired intangible assets, including acquired in-process technology, post-closing adjustments associated with changes in the estimated amount of contingent consideration to be paid in an acquisition, and the impairment of accounting goodwill created as a result of an acquisition when future events indicate there has been a decline in its value. When analyzing the operating performance of an acquired entity, our management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid including the final amounts paid for contingent consideration) without taking into consideration any allocations made for accounting purposes. When analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results.
Stock-Based Compensation. When evaluating the performance of its individual business units, the Company does not consider stock-based compensation charges. Likewise, the Company’s management teams exclude stock-based compensation expense from their short and long-term operating plans. In contrast, the Company’s management teams are held accountable for cash-based compensation and such amounts are included in their operating plans. Further, when considering the impact of equity award grants, we place a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.
Income Tax Rate Adjustments. The Company uses a fixed, long-term projected tax rate internally to evaluate its operating performance, to forecast, plan and analyze future periods, and to assess the performance of its management team. Accordingly, the Company applies the same tax rate to its non-GAAP financial results and generally does not include one-time tax benefits. During fiscal 2020, the Company applied a tax rate of 18% to determine the non-GAAP income tax expense, which excluded, among other items, a one-time tax benefit of $1.760 billion.

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ELECTRONIC ARTS INC.
209 REDWOOD SHORES PARKWAY
REDWOOD CITY, CA 94065-1175
ATTN: STOCK ADMINISTRATION DEPARTMENT

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on August 5, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on August 5, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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D19806-P40298 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELECTRONIC ARTS INC.

The Board of Directors recommends you vote FOR the following:

1. Election of the nine (9) Directors proposed in the accompanying Proxy Statement to hold office for a one-year term.

Nominees:	For	Against	Abstain
1a. Leonard S. Coleman	☐	☐	☐
1b. Jay C. Hoag	☐	☐	☐
1c. Jeffrey T. Huber	☐	☐	☐
1d. Lawrence F. Probst III	☐	☐	☐
1e. Talbott Roche	☐	☐	☐
1f. Richard A. Simonson	☐	☐	☐
1g. Luis A. Ubinas	☐	☐	☐
1h. Heidi J. Ueberroth	☐	☐	☐
1i. Andrew Wilson	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. Ratification of the appointment of KPMG LLP as our independent public registered accounting firm for the fiscal year ending March 31, 2021.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:	For	Against	Abstain
4. To consider and vote upon a stockholder proposal, if properly presented at the Annual Meeting, on whether to allow stockholders to act by written consent.	☐	☐	☐

NOTE: THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D19807-P40298

ELECTRONIC ARTS INC.
PROXY FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Electronic Arts Inc., a Delaware corporation (the "Company"), hereby appoints Andrew Wilson, Blake Jorgensen, and Jacob Schatz, or any of them, proxies and attorneys-in-fact, each with the power of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2020 Annual Meeting of Stockholders of the Company to be held at the Company's headquarters, 209 Redwood Shores Parkway, Building 250, Redwood City, CA 94065, on August 6, 2020, at 2:00 P.M., or at any adjournment thereof, and to vote all shares the undersigned would be entitled to vote if personally present at the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Continued and to be signed on reverse side